Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
APPLIED DIGITAL SOLUTIONS, INC.,
a Delaware Corporation
and
GT ACQUISITION SUB, INC.,
a Minnesota Corporation and wholly-owned subsidiary of Applied Digital Solutions, Inc.
AND
The parties set forth on Schedule I
(collectively, the Holders)
and
GEISSLER TECHNOLOGIES CORPORATION,
a Minnesota Corporation
DATED
JANUARY 14, 2008

AGREEMENT AND PLAN OF MERGER
TABLE OF CONTENTS

EXHIBITS
A. Form of Articles of Merger
B. Form of Stock Power
C. Form of Secretary’s Certificate
D. Form of Noncompete/Nonsolicitation Agreement
E. Short Form Patent Assignment
F. Short Form Trademark Assignment
G. Form of Legal Opinion of Fredrikson & Byron, P.A.
SCHEDULES
I Holders
5.2 No Violations
5.3 Consents and Approvals of Governmental Authorities
5.5 Organization and Good Standing
5.6 Capital Stock
5.8 Officers and Directors
5.9 Financial Statements
5.10 Undisclosed Liabilities
5.11 Absence of Certain Changes
5.14 Accounts and Notes Receivable
5.16 Warranty Claims and Returns
5.17 Warranties
5.18 Real Property
5.19 Contracts
5.21 Compliance with Laws
5.22 Computer Software and Intellectual Property
5.23 Subsidiaries
5.24 Environmental Matters
5.25 Employee Plans and Arrangements
5.28 Insurance
5.29 Taxes
5.30 Bank Accounts
5.31 Affiliate Transactions
5.32 Guarantees; Suretyships
5.35 Schedule 5.35 Patents and Schedule 5.35 Patents’ Liens
6.3 No Violations
6.4 Consents and Approvals of Governmental Authorities
6.5 Other Consents
6.7 Exchange Compliance
6.9 SEC Filings

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of January 14, 2008, by and among Applied Digital Solutions, Inc., a Delaware corporation (“ADSX”); GT Acquisition Sub, Inc., a Minnesota corporation and wholly-owned subsidiary of ADSX (“Merger Sub”); Geissler Technologies Corporation, a Minnesota corporation (the “Company”), including Geissler Technologies, LLC (Charter No. 792391-2) and C-Scan, LLC (Charter No. 3036-LLC) and any other predecessor entity merged with and into or made a subsidiary of the Company (collectively, the “Predecessor Entities”); and the following parties: Donald R. Brattain, who holds shares of the Company under Brattain & Associates, LLC, Randall F. Holscher, Charles J. Holscher and Randolph K. Geissler as set forth on the attached Schedule I (collectively referred to herein as the “Holders”).
W I T N E S S E T H:
WHEREAS, the Holders are the legal and beneficial owners of all rights, title and interest in and to 100% of the issued and outstanding capital stock of the Company (“Shares”), the number of Shares of the Company owned by each Holder is as set forth opposite each of the Holder’s names on Schedule I attached hereto.
WHEREAS, the parties hereto wish to consummate a merger (“Merger”), whereby the Company will merge with and into Merger Sub, with Merger Sub to be the surviving corporation of the Merger, all pursuant to the terms and conditions of this Agreement and the Articles of Merger substantially in the form attached hereto as Exhibit A to this Agreement and the applicable provisions of the appropriate state statutes (“Act”).
WHEREAS, the parties hereto wish to make and receive certain representations, warranties, covenants and agreements in connection with the Merger of the Company with and into Merger Sub, and also to prescribe various conditions to such Merger.
NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE I
DEFINITIONS
The following terms have the following meanings when used in this Agreement, unless the context expressly or by necessary implication otherwise requires:
1.1.
“ADSX Amendment Approval” means approval by ADSX’s stockholders of an amendment to ADSX’s Certificate of Incorporation to increase the number of authorized shares of ADSX capital stock by the required vote at a special stockholder meeting scheduled for December 21, 2007, or any adjournments or postponements thereof.

January 14, 2008

1.2.	“ADSX Common Stock” means shares of ADSX common stock, $0.01 par value per share.

1.3.	“Affiliate” shall have the meaning assigned to such term in Rule 405, as presently promulgated under the Securities Act of 1933, as amended.

1.4.
“Animal Applications Division” means the Animal Applications Division of ADSX and any other division, business unit or subsidiary of ADSX or its Affiliates which succeeds to the business conducted by such Animal Applications Division. After the Closing of this Transaction, the Animal Applications Division shall also include the Business of the Company as conducted by the Surviving Corporation (as defined in Section 2.3).

1.5.	“Assets” means all properties and assets (real, personal or mixed, tangible or intangible).

1.6.
“Best Knowledge” means knowledge, after reasonable inquiry, of each Holder or the Chief Executive Officer and Chief Financial Officer, or persons performing such roles, of the Company (but not including the Chief Executive Officer and Chief Financial Officer, or persons performing such roles, of the Predecessor Entities if such persons are different than the Holders or the Chief Executive Officer and Chief Financial Officer of the Company) or ADSX, as applicable.

1.7.	“Business” means the business and operations of Company.

1.8.
“Business Combination” means the contemplated business combination transaction pursuant to which Digital Angel Acquisition Corp., a Delaware corporation, will merge with and into Digital Angel pursuant to the Agreement and Plan of Reorganization dated August 8, 2007 by and between Digital Angel, ADSX and Digital Angel Acquisition Corp.

1.9.
“Business Combination Approval” means approval by Digital Angel’s stockholders of the Business Combination by the required votes at a special stockholder meeting scheduled December 21, 2007, or any adjournments or postponements thereof.

1.10.
“Business Condition” means, with respect to any corporation, association or other business entity, the business, financial condition, operations, assets and liabilities of such entity and its Subsidiaries taken as a whole.

January 14, 2008

1.11.	“Change of Control” means any bona fide, third-party change of control as follows:
(a)
any person or entity, or persons or entities acting as a group, (in the case where Digital Angel is the “company,” other than ADSX or one of its Affiliate) acquires stock of the company that, together with stock then held by such person, entity or group, results in such person, entity or group holding more than fifty percent (50%) of the total combined voting power of all classes of the then issued and outstanding securities of the company, including, but not limited to, a merger or consolidation to which the company is a party; or

(b)	the sale of all or substantially all of the properties and assets of the company to any person or entity which is not a subsidiary, parent or Affiliate of the company; or

(c)	approval by the stockholders or shareholders of a complete liquidation or dissolution of the company; or

(d)	the filing of a bankruptcy petition, or similar act, voluntarily or involuntarily; or

(e)
with respect to the Animal Applications Division, the sale, license or other transfer of all or substantially all of the assets used principally in the conduct of the business of the Animal Applications Division or the cessation of the conduct of the business of the Animal Applications Division.

Notwithstanding the foregoing, the Business Combination is specifically excluded from the definition of Change of Control, and the closing of the Business Combination will not trigger any of the rights under Section 2.6(c).

1.12.	“COBRA” means the Consolidated Omnibus Reconciliation Act of 1985, as amended.

1.13.	“Code” means the Internal Revenue Code of 1986, as amended.

1.14.
“Company Facility” means any property, including the land, the improvements thereon, and the ground water and surface water thereof, that Company (a) has at any time owned, or operated or controlled or (b) currently occupies or leases.

1.15.	“Company Products” means all products, software, services and technology which are material to the Business as presently conducted or contemplated to be conducted.

1.16.
“Company Software Products” means all of the Software developed by or for, and intended to be owned by, the Company that is included in or otherwise supports the Company Products or has been offered or provided by Company under license for use by Company’s customers. Company Software Products does not include Third Party Software.

1.17.
“Company Tax” means all liability for any Tax imposed on, relating or attributable to, or otherwise payable by or with respect to the Company, including any of the Predecessor Entities, or their Assets or the Business.

January 14, 2008

1.18.	“Company Tax Returns” means all Tax Returns filed or required to be filed by or with respect to any Company Tax.

1.19.
“Confidential Information” means any information concerning the Business and affairs of the Company that is not generally available to the public and includes any and all information relating to the price and terms of this Agreement.

1.20.
“Contracts” means all contracts and agreements currently in effect, contract rights, executory commitments, license agreements, purchase and sales orders, whether written or oral, relating to Company and material to the operation of the Business, including, without limitation, the agreements disclosed on Schedules to Section 5.19.

1.21.	“Digital Angel” means Digital Angel Corporation, a Delaware corporation and subsidiary of ADSX.

1.22.	“Digital Angel Common Stock” means shares of Digital Angel common stock, $.005 par value per share.

1.23.	“Disposal Site” means a facility that treats, stores or disposes of Hazardous Materials.

1.24.
“Encumbrance” means any security interest, mortgage, lien, charge, assessment, adverse claim, restriction, easement or other encumbrance of any kind, including, but not limited to, with respect to real property, any exceptions to title, recorded and unrecorded.

1.25.
“Environmental Laws” means any federal, state, foreign or local law, statute, ordinance, rule, regulation, authorization, decree, or requirement of any Governmental Entity regulating or otherwise concerning the environment (including the effect of the environment on human health), including without limitation, those relating to Hazardous Materials.

1.26.
“Environmental Permit” means any approval, permit, license, clearance or consent required to be obtained from any private Person or any Governmental Entity with respect to a Hazardous Materials Activity which is or was conducted by the Company, or any of its predecessors, or otherwise with respect to the Business.

1.27.	“Equity Securities” shall have the meaning assigned to such term in Rule 3a11-1 as presently promulgated under the Securities Exchange Act of 1934, as amended.

1.28.	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.29.	“ERISA Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA, that is subject to any provision of ERISA.

1.30.	“e.Tag” means conventional radio frequency identification tags for animal identification produced or sold by the ADSX Group (as defined under Section 2.6(a)(i)(A)).

January 14, 2008

1.31.
“GAAP” means generally accepted accounting principles in effect in the United States at the time when and for the period as to which such accounting principles are to be applied, but with respect to the Company’s Financial Statements referred to in Section 5.9, as applied on a basis consistent with the basis on which the Financial Statements have historically been prepared.

1.32.	“Geissler” means Randolph K. Geissler, the Chief Executive Officer and President of the Company.

1.33.	“Governmental Entity” means any local, state, provincial, federal, foreign or international governmental authority, agency or other entity, including, but not limited to, any court, tribunal or panel.

1.34.
“Gross Margin” means total sales revenue minus the cost of goods sold, as determined in accordance with GAAP, and adjusted to remove amortization, if any, related to intangible assets acquired under this Agreement. Cost of goods sold will not include any corporate expenses or sales and marketing expenses. In addition, cost of goods sold will be comprised of three components, (i) direct materials (including freight-in), (ii) direct labor (including all payroll taxes and benefits associated therewith), and (iii) overhead. In calculating the Gross Margin, the overhead component of cost of goods sold will not exceed 110% of the budgeted overhead component for Digital Angel’s e.Tags for the year 2008 and there will be no overhead allocated to finished products which are manufactured by a third party. The cost of goods sold on license fee and royalty revenue will consist of the labor and overhead costs incurred to provide technical support.

1.35.	“g.Tag” means conventional radio frequency identification tags for animal identification produced or sold by the Company or the ADSX Group after the Closing.

1.36.	“Hazardous Materials” means any hazardous materials, hazardous or toxic substances, or hazardous wastes that are defined as such or regulated by any Environmental Law.

1.37.
“Hazardous Materials Activity” means the possession, transportation, transfer, recycling, storage, use, treatment, manufacture, investigation, removal, remediation, release, sale, or distribution of, any Hazardous Material.

1.38.	“Holders” means the persons or entities listed in Schedule I attached hereto.

1.39.
“Holders’ Representative” means Donald R. Brattain, a Holder, or any successor representative as may be appointed by the Holders representing a majority of the Shares outstanding immediately prior to Closing.

January 14, 2008

1.40.
“Intellectual Property Rights” means all rights, title and interest in and to all: (a) United States and foreign patents and patent applications; (b) copyrights in computer programs and other works of authorship; (c) trade secrets and proprietary or confidential business and technical information; (d) proprietary “know-how,” whether or not protectable by patent, copyright or trade secret right; and (e) United States and foreign trademarks, service marks, trade names and associated goodwill, and registrations or applications for registration of any such marks or names, excluding the Trademark Application No. 77/135,304 for the mark “GEISSLER” and associated goodwill, but including any marks of “GEISSLER TECHNOLOGIES,” “GEISSLER TECHNOLOGIES CORPORATION” and “GEISSLER TECHNOLOGIES, LLC” and associated goodwill.

1.41.	“Laws” means all laws, statutes, ordinances, rules, regulations, judgments, injunctions, stipulations, decrees and orders of any Governmental Entity.

1.42.	“Leased Real Property” means all real property currently leased, occupied, operated or controlled by the Company or otherwise related to or used in the Business.

1.43.
“Liabilities” means any and all claims, assessments, charges, indebtedness or obligations of any nature whatsoever, whether absolute, accrued, contingent or otherwise, and whether due or to become due (including liabilities for Taxes).

1.44.
“Losses” means all liabilities, losses, damages (which liabilities, losses and damages shall be related to or arising from the event indemnified against), costs and out-of-pocket expenses (including, without limitation, reasonable hourly attorneys’ and accountants’ fees and expenses) incurred in connection with the investigation, evaluation, settlement, defense or prosecution of Liabilities for which indemnification is available under Article XIII hereof, subject to Section 13.6.

1.45.
“Material Adverse Effect” means an event, circumstance, fact, or condition which would: individually or in the aggregate (a) have a material adverse effect on the Business Condition of the entity to which reference is being made, or (b) would prevent a party hereto from performing its obligations under this Agreement other than any such event, circumstance, fact or condition to the extent resulting from: (1) any change, development, circumstance, event or occurrence generally affecting the industries in which the party or its Subsidiaries operate; (2) the economy, the financial or securities markets in general, political conditions in the United States or any acts of terrorism, military actions or war; (3) this Agreement or the Transactions contemplated hereby, including the announcement or pendency thereof; (4) any fees and expenses incurred in connection with the Transactions contemplated by this Agreement; or (5) any change in any Legal Requirement or GAAP or the interpretation thereof.

1.46.
“Non-ERISA Benefit Arrangement” means any policy, practice, program, arrangement, agreement, plan, trust or other method of contribution or compensation that (a) provides benefits, perquisites or remuneration, other than current cash compensation, to an employee, former employee or other individual who provides or provided personal services other than as an employee or to the dependent or beneficiary of such an employee, former employee or other individual and (b) is not an ERISA Benefit Plan. Non-ERISA Benefit Arrangement includes, without limitation, any policy, practice, program, arrangement, agreement, plan, trust or other method of contribution or compensation providing for the grant, award or sale of stock, stock options, phantom stock or stock appreciation or depreciation rights; direct or indirect extensions of credit; health, life or disability benefits; retirement, profit sharing or deferred compensation benefits; severance and separation benefits; workers’ compensation; vacation and other paid time off; cafeteria and flexible benefits; and incentive and fringe benefits.

January 14, 2008

1.47.	“Ordinary Course” means the ordinary course of business, consistent with past practice of Company.

1.48.
“Permitted Encumbrance” means (a) mechanics’, carriers’, workers’ and other similar liens arising in the Ordinary Course; (b) liens with respect to purchase money security interests which do not exceed the current fair market value of the property or assets which are subject thereto; or (c) zoning, entitlement, building and other land use regulations imposed by a Governmental Entity having jurisdiction over the real property owned or used by the Company that are not violated by the current use and operation of such real property.

1.49.	“Person” means any natural person, firm, corporation, partnership, association, trust, or governmental entity.

1.50.	“Provisional Application No. 1” means the Provisional Patent Application No. 61/002,120, filed November 6, 2007 entitled “Radio Frequency Animal Tracking System.”

1.51.
“Provisional Application No. 2” means the Provisional Patent Application No. 60/881,653, filed January 21, 2007 entitled “Animal Management System including Radio Animal Tag and Additional Transceiver(s).”

1.52.	“Provisional Application No. 3” means the Provisional Patent Application No. 60/979,564, filed October 12, 2007 entitled “Electronic Tag.”

1.53.
“Provisional Applications No. 4” means both Provisional Patent Application No. 60/967,571 entitled “RTAG Hospital System” and 60/967,739 entitled “Hospital Inventory Management Including Radio Tag(s) and Additional Transceiver(s)” each of which was filed on September 5, 2007.

1.54.
“Provisional Application No. 5” means the Provisional Patent Application No. 60/855,902 entitled “Power Management in Radio Frequency Devices” based on which a non-provisional patent application was filed on October 30, 2007 with the same title.

1.55.
“Records” means originals or duplicate copies in paper, electronic or other form of all books of account, general ledgers, sales invoices, accounts payable and payroll records, personnel records, corporate legal records, customer lists, supplier lists, internal reports, correspondence, sales and promotional literature and other documents related to Company or the Business and in the possession of Company, its employees or agents.

January 14, 2008

1.56.
“Registration Expenses” shall mean all expenses incurred in effecting any Registration Statement pursuant to Article IV of this Agreement, including, without limitation, all registration, qualification and filing fees; printing expenses; listing fees and expenses; escrow fees; fees and disbursements of counsel for ADSX and VeriChip Corporation; blue sky fees and expenses; and expenses of any regular or special audits incident to or required by any such Registration Statement.

1.57.	“Related Party” means any company (whether or not incorporated) which is considered a single employer with Company under ERISA.

1.58.	“Shares” means all of the issued and outstanding capital stock of the Company.

1.59.
“Software” means computer programs in any form (including source code and binary code), and in any stage of development, test and release, together with all related technical documentation, user manuals, data files, databases and other works of authorship, and all information and materials necessary or required for the effective installation, maintenance, use and support of such computer programs.

1.60.
“Subsidiary” means any corporation or other entity of which securities (or other ownership interests) having ordinary voting power to elect a majority of the board of directors (or other persons performing similar functions) are at the time directly or indirectly owned by the designated entity.

1.61.
“Tax” or “Taxes” means any tax or other similar liability imposed or collected by any Governmental Entity, including, without limitation, all federal, state, county, local, and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, occupation, property, excise, value added, withholding and other taxes, duties or assessments (including the recapture of any tax items such as investment tax credits), together with any related interest, penalties and additions and shall include any transferee or secondary liability for a Tax and any liability arising as a result of being (or ceasing to be) a member of any affiliated, consolidated, combined, or unitary group or being included (or required to be included) in any Tax Return relating thereto.

1.62.	“Tax Agreement” means any sharing, allocation, indemnity or other agreement or arrangement (written or unwritten) relating to Taxes (other than this Agreement).

1.63.
“Tax Return” means any return, report, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed with any Governmental Entity in connection with the determination, assessment or collection of any Taxes of any Person or the administration of any laws, regulations or administrative requirements relating to any Taxes.

January 14, 2008

1.64.
“Third Party Software” means all Software licensed, leased or loaned by third party vendors or contractors for use by Company in connection with its internal business operations, or for distribution by Company under sublicense for use by customers, either on a stand-alone basis or in combination with Company Software Products.

1.65.	“Transaction” means the merger and related transactions contemplated by this Agreement.

1.66.
“Transaction Expenses” means all out-of-pocket costs and expenses incurred by the Company and/or the Holders in connection with this Transaction including, but not limited to, all legal fees and accounting fees

1.67.
“VWAP ” means the volume-weighted average price as calculated by dividing the sum of the dollars traded for every transaction during the designated time period (price per share multiplied by the number of shares traded) by the total shares traded during the designated period.

1.68.	“VeriChip Common Stock” means shares of VeriChip Corporation common stock, $0.01 par value per share.
ARTICLE II
THE MERGER
2.1.
The Merger. Subject to the terms and conditions of this Agreement, the Company will be merged with and into the Merger Sub pursuant to this Agreement and the Articles of Merger and in accordance with applicable provisions of the Act as follows:

(a)
Shares. The Shares issued and outstanding immediately prior to the date and time of filing of the Articles of Merger with the Minnesota Secretary of State (the “Effective Time”), will by virtue of the Merger be cancelled at the Effective Time, and the Holders shall receive as consideration for the Shares the Merger Consideration, as described in Section 2.5.

(b)
Capital Stock. All other shares of capital stock of the Company, if any, held in the treasury of the Company or otherwise and any options, warrants or any other rights to acquire shares of capital stock shall be cancelled and retired and no Merger Consideration shall be paid with respect thereto.

(c)
Merger Sub Shares. Each share of common stock of the Merger Sub, par value $0.01 per share, that is issued and outstanding immediately prior to the Effective Time, will continue to remain issued and outstanding, representing 100% of the shares of common stock of the Surviving Corporation (as defined below).

January 14, 2008

2.2.
Consummation of the Merger. On the Closing Date, the parties hereto will cause the Articles of Merger to be filed with the appropriate secretary of state. The parties hereto shall take all such other and further actions as may be required by law to make the Merger effective.

2.3.
Effects of the Merger. At the Effective Time: (a) the separate existence of the Company will cease and the Company will be merged with and into the Merger Sub, and the Merger Sub will be the surviving corporation of the Merger ( “Surviving Corporation”); (b) the Articles of Incorporation of the Merger Sub immediately prior to the Effective Time will be the Articles of Incorporation of the Surviving Corporation; (c) the Bylaws of the Merger Sub immediately prior to the Effective Time will be the Bylaws of the Surviving Corporation; (d) the directors of the Merger Sub immediately prior to the Effective Time will be the directors of the Surviving Corporation; (e) the officers of the Merger Sub immediately prior to the Effective Time will be the officers of the Surviving Corporation, except that Geissler shall be appointed President of the Animal Applications Division at the Effective Time; (f) the Holders shall receive the Merger Consideration (as defined below), pro rata based on the number of Shares owned; (g) the name of Merger Sub, as the Surviving Corporation, shall be GT Acquisition Sub, Inc.; and (h) the transactions contemplated by this Agreement will, from and after the Effective Time, have all of the effects provided by applicable law, including, without limitation, the Act.

2.4.
Reorganization. The parties intend to adopt this Agreement as a plan of reorganization and consummate the Merger under Section 368(a)(1)(A) and 368(a)(2)(D) of the Code. ADSX and Merger Sub represent as of the Effective Time that Merger Sub intends to continue the Company’s historic business or use a significant portion of the Company’s business assets in a trade of business within the meaning of Treasury Regulation Section 1.368-1(d).

2.5.
Merger Consideration. The aggregate Merger Consideration to be paid by ADSX to the Holders, pro rata based on the number of Shares owned, shall equal $6,000,000 (the “Initial Consideration”) plus Earn Out Payments, if any. At Closing, the Holders shall provide to ADSX, in accordance with this Agreement and the Articles of Merger, duly executed stock powers for all the Shares, substantially in the form attached hereto as Exhibit B, and shall receive their pro rata share of the Initial Consideration as set forth on Schedule I. The ADSX Common Stock will comprise at least that portion of the aggregate Merger Consideration that is necessary to satisfy the continuity-of-interest requirement under Treas. Reg. § 1.368-1(e) to permit the Merger to qualify under Section 368(a)(1)(A) and 368(a)(2)(D) of the Code.

January 14, 2008

2.6.	Earn Out Payments. Upon satisfaction of the criteria described below, the maximum aggregate Earn Out Payments shall equal up to $4,000,000.
(a)	Gross Margin Earn Out.
(i)
Achieved Gross Margin. Up to $3,000,000 of the aggregate Earn Out Payments shall be based on the Gross Margin produced from the following sales (“Achieved Gross Margin”) during a three year period beginning on the Closing Date (“Earn Out Period”):

(A)
All sales of g.TAG and e.TAG tags and readers, as well as any modifications and improvements made thereto, to the Global Animal Management division of Schering Plough Animal Health Corporation or its Affiliates, successors or assigns (collectively, “GAM”) by ADSX or any of its Affiliates or licensees (collectively, the “ADSX Group”);

(B)
All sales of g.TAG and e.TAG tags and readers, as well as any modifications and improvements made thereto, to Temple Tag, Ltd. or its Affiliates, successors or assigns (collectively, “Temple”) by the ADSX Group;

(C)
All sales of g.TAG and e.TAG tags and readers, as well as any modifications and improvements made thereto, to Micro Beef Technologies, Ltd. or its Affiliates, successors or assigns (collectively, “Micro”) by the ADSX Group;

(D)
All sales of any livestock imaging systems by the ADSX Group that were developed by the Company prior to the Closing and purchased pursuant to this Agreement, as well as any modifications and improvements made thereto, including but not limited to: electromagnetic imaging apparatus for use with livestock and not intended for medical or diagnostic purposes, veterinary apparatus and related computer hardware and software sold as a unit for the purposes of animal health management, two-dimensional and three-dimensional imaging apparatus, measurement apparatus, temperature apparatus, identification apparatus and manuals for use in gathering, recording, processing, tracking and projecting individual animal characteristics and event data such as ownership, identification, breeding, feeding, health history, maturity, measurement, performance and carcass yield value, and grouping and sorting animals using such data;

January 14, 2008

(E)
All sales by the ADSX Group of any radio frequency identification (RFID) tag for animals that was developed by the Company prior to the Closing and purchased pursuant to this Agreement, as well as any modifications and improvements made thereto, that includes: a transponder or transponders that can communicate over two or more different frequencies; a power management system that can selectively power the tag for transmission of a signal, including but not limited to, delivering none, some, or all of the power received from a radio or other signal to a transponder, for example, at a predetermined time or when the tag contains sufficient energy to successfully transmit a signal to a receiver; or that is suitable for monitoring the proximity of a tagged animal to a beacon, storing information regarding the proximity of the tagged animal to the beacon in the tag, in the beacon, or in the beacon and the tag, and sending the information to a more distant reader from the radio animal tag, from the beacon, or from the beacon and the radio animal tag; including, without limitation, those with Digital Angel branding;

(F)
All sales by the ADSX Group of any RFID tag that was developed by the Company prior to the Closing and purchased pursuant to this Agreement, as well as any modifications and improvements made thereto, that is suitable for use in a health care facility for monitoring the proximity of an asset to a beacon, storing information regarding the proximity of the asset to the beacon in the tag, in the beacon, or in the beacon and the tag, and sending the information to a more distant reader from the tagged asset, from the beacon, or from the beacon and the tag;

(G)
All sales by the ADSX Group of any RFID tag that was developed by the Company prior to the Closing and purchased pursuant to this Agreement, as well as any modifications and improvements made thereto, including an RFID system on a flexible substrate and a wrap, which can be configured as the rolled flexible substrate surrounded by the wrap, which seals the RFID system from the surroundings; and

(H)	All sales of g.TAG tags, as well as any modifications and improvements made thereto, to customers other than GAM, Temple and Micro by the ADSX Group.
(ii)
Limitation. Notwithstanding Section 2.6(a)(i)(H) above, the Gross Margin component under Section 2.6(a)(i)(H) shall be limited in that sales of g.TAG tags in excess of 50% of the total combined sales of g.TAG and e.TAG tags to customers other than GAM, Temple and Micro will not be included in the Gross Margin calculation for purposes of determining the Gross Margin Earn Out Payment.

January 14, 2008

(iii)	Schedule of Gross Margin Earn Out Payment:

Cumulative Achieved	Cumulative Gross Margin
Gross Margin Threshold	Earn Out Payment

$ 225,000	$300,000
$ 600,000	$800,000
$ 1,000,000	$1,300,000
$ 1,500,000	$1,800,000
$ 2,000,000	$2,500,000
$ 2,500,000	$3,000,000

For example, if cumulative Achieved Gross Margin is $1,900,000, the cumulative Gross Margin Earn Out payment shall be $1,800,000, and if the cumulative Achieved Gross Margin is $2,100,000, the cumulative Gross Margin Earn Out Payment shall be $2,500,000.

(iv)	Determination of Achieved Gross Margin.
(A)
Within 30 days after the end of each quarterly accounting period for ADSX which includes any period of time during the Earn Out Period (“Accounting Period”), ADSX shall prepare and deliver to Holders’ Representative a statement setting forth in reasonable detail, along with supporting information, the cumulative Achieved Gross Margin required to be calculated for such Accounting Period (the “Achieved Gross Margin Calculation”). The Achieved Gross Margin Calculation shall be prepared in good faith by ADSX’s in-house accountants or finance department. The Achieved Gross Margin Calculation for each fiscal year end shall be verified, but not audited, in good faith by ADSX’s independent certified public accountants and shall be based on information used to prepare audited year-end financial statements of ADSX. The Achieved Gross Margin Calculation for each fiscal year end will be adjusted to reflect the information used to prepare audited financial statements of ADSX and to offset any sales deemed uncollectible in a subsequent Accounting Period. If such adjusted Achieved Gross Margin Calculation results in a downward adjustment, whereby resulting in ADSX having previously overpaid any portion of an Earn Out Payment (“Overpayment”), such Overpayment shall be deducted from any future Earn Out Payments otherwise payable (pro rata among the Holders based on the Earn Out Payments to which they would otherwise be entitled) (the “Overpayment Compensation”). The Overpayment Compensation shall be ADSX’s exclusive remedy with respect to any Overpayment. In connection with the review of such Achieved Gross Margin Calculation, Holders’ Representative and his authorized representatives on behalf of all the Holders shall have full access to the relevant books and records of ADSX, Digital Angel and the Animal Applications Division as well as to ADSX’s in-house accountants or finance department and ADSX’s independent certified public accountants and their work papers to the extent reasonably necessary or appropriate to review or confirm such Achieved Gross Margin Calculation.

January 14, 2008

(B)
Within 20 days after the Achieved Gross Margin Calculation was provided to Holders’ Representative by ADSX, Holders’ Representative shall notify ADSX in writing of any objection, stating in such written objection the reasons therefore and setting forth Holders’ Representative’s calculation of the Achieved Gross Margin Calculation, which will be calculated in good faith by Holders’ Representative (“Holders’ Representative Calculation”).

(C)
Upon receipt by ADSX of such written objection, Holders’ Representative and ADSX shall attempt to resolve the disagreement concerning the Achieved Gross Margin Calculation through negotiation. If Holders’ Representative and ADSX cannot resolve such disagreement concerning the Achieved Gross Margin Calculation within twenty (20) days following the end of the foregoing 20-day period, the parties shall submit the matter for resolution to an independent certified public accountant (the “Independent Accountants”) mutually selected by ADSX and the Holders’ Representative, not affiliated with either party, with the costs thereof to be shared equally by ADSX as one party and the Holders as the other party. Both parties shall fully cooperate with the Independent Accountants, and the Independent Accountants shall have full access to the relevant books and records of ADSX, Digital Angel and the Animal Applications Division as well as to ADSX’s in-house accountants or finance department and ADSX’s independent certified public accountants and their work papers to the extent reasonably necessary or appropriate to determine the Achieved Gross Margin Calculation. The Independent Accountants shall deliver a statement setting forth its own calculation of the Achieved Gross Margin within thirty (30) days of the submission of the matter to such Independent Accountants (“Independent Accountant Calculation”). The Independent Accountant Calculation shall be final and conclusive and binding on all parties.

(D)
The calculation for purposes of determining the Achieved Gross Margin pursuant to Section 2.6(a) shall be either: (1) if the Holders’ Representative does not object to the Achieved Gross Margin Calculation within the applicable 20-day period, the Achieved Gross Margin Calculation initially submitted by ADSX to Holders’ Representative; (2) if the Holders’ Representative objects to the Achieved Gross Margin Calculation within the applicable 20-day period and Holders’ Representative and ADSX agree on a calculation, the calculation as so agreed; or (3) if the Holders’ Representative objects to the Achieved Gross Margin Calculation within the applicable 20-day period and Holders’ Representative and ADSX fail to agree on a calculation, the Independent Accountant Calculation prepared by the Independent Accountants.

January 14, 2008

(b)	Intellectual Property Earn Out.
(i)
Up to $1,000,000 of the aggregate Earn Out Payments shall be based on Geissler, or any other Person as may be appointed by the Holders’ Representative, filing bona fide non-provisional patent applications in good faith (“Patent Applications”) claiming priority to each of the following provisional patent applications (“Provisional Applications”) anytime prior to the expiration of the applicable original Provisional Application as defined in this Agreement, which is one year from the date of the filing of the Provisional Application (“Deadline”).

Provisional Patent Name	IP Earn Out Payment

Provisional Application No. 1	$200,000
Provisional Application No. 2	$200,000
Provisional Application No. 3	$200,000
Provisional Applications No. 4	$200,000
Provisional Application No. 5	$200,000

$1,000,000
(ii)
If any of the Patent Applications are filed by Geissler, or any other Person as may be appointed by the Holders’ Representative, prior to the date of this Agreement, the applicable Intellectual Property Earn Out Payment will be earned.

(iii)
Each of the Patent Applications shall list ADSX, or any Affiliate of ADSX as directed by ADSX, as the sole owner of the patent. If any of the Patent Applications are filed prior to the Closing Date, the Patent Application shall list the Company as the sole owner of the patent. The costs and expenses incurred in connection with the Patent Applications under Section 2.6(b) shall be paid in full by ADSX.

(iv)
In connection with the Provisional Applications, Geissler, or any other Person as may be appointed by the Holders’ Representative, shall have the right to exercise control over the Provisional Applications, including, but not limited to, the right to file for the Provisional Applications and to file utility or international applications claiming priority to any of the Provisional Applications, and Geissler, or any other Person as may be appointed by the Holders’ Representative, and ADSX shall reasonably cooperate with each other regarding the Patent Applications.

January 14, 2008

(v)
If Geissler, or any other Person as may be appointed by the Holders’ Representative, elects not to file a Patent Application before the applicable Deadline, Geissler, or any other Person as may be appointed by the Holders’ Representative, shall inform ADSX at least thirty (30) days in advance of the Deadline so that ADSX, in its discretion, may file such Patent Application; provided, however, that such advanced notice for Provisional Application No. 2 shall be as soon as possible after the Closing Date. ADSX shall have the ability to file such Patent Application at its own cost and expense, in which situation no Earn Out Payment shall be earned for such Patent Application.

(c)
Change of Control. If any Change of Control of: (i) ADSX or the Animal Applications Division occurs prior to the expiration of an eighteen (18) month period beginning on the Closing Date (“Initial Change Period”), or (ii) the Animal Applications Division occurs prior to the expiration of an eighteen (18) month period beginning on the date of expiration of the Initial Change Period, 100% of the Earn Out Payments shall be paid to the Holders to the extent that the Earn Out Payments have not already been paid to the Holders.

2.7.
Payment of the Merger Consideration. ADSX shall pay Holders, pro rata based on the number of Shares owned, the Initial Consideration and any earned Earn Out Payments either, in ADSX’s sole discretion, in cash or in shares of ADSX Common Stock or VeriChip Common Stock, or any combination thereof; provided, however, that the cumulative portion that has been made in ADSX Common Stock of the cumulative payments of Merger Consideration (the payments that have been made previously and the current payment that is being made) satisfies the continuity-of-interest requirement under Treas. Reg. § 1.368-1(e) to permit the Merger to qualify under Section 368(a)(1)(A) and 368(a)(2)(D) of the Code. The shares of either ADSX Common Stock or VeriChip Common Stock, as applicable, shall be referred to as the “Stock.” Before any Merger Consideration can be paid with VeriChip Common Stock, VeriChip Corporation must become a party to this Agreement and agree to be bound by the registration obligations under Article IV and make the representations and warranties to the Holders similar to those representations and warranties contained in Article VI.

(a)	The Initial Consideration and any IP Earn Out Payments earned as of the Closing Date shall be delivered at Closing.
(b)
Any Gross Margin Earn Out Payments to be paid if earned pursuant to Section 2.6(a) shall be delivered within forty-five (45) days following the Accounting Period in which the relevant cumulative Achieved Gross Margin threshold was achieved.

January 14, 2008

(c)	Any IP Earn Out Payments owed pursuant to Section 2.6(b) shall be delivered within ten (10) business days following the date of the filing of the relevant Patent Application.
(d)
Notwithstanding the above, if any portion of the Earn Out Payments is made with ADSX Common Stock, then such portion of the Earn Out Payment shall in no event be payable until the earlier of (i) the date that the ADSX Amendment Approval is obtained, either at the special stockholder meeting scheduled for December 21, 2007 or at a subsequent stockholder meeting, or (ii) April 30, 2008.

(e)
Notwithstanding the above, if the Achieved Gross Margin is disputed as provided under Section 2.6(a)(iv), the undisputed portion of the Gross Margin Earn Out Payment shall be delivered as set forth in Section 2.7(b) above, and the disputed portion of the Gross Margin Earn Out Payment shall be delivered within ten (10) business days following the date the calculation of the Achieved Gross Margin is resolved.

(f)
If the Initial Consideration is paid with Stock, in full or in part, the value of the applicable Stock shall be based on the VWAP for that Stock for the 10 trading days prior to, but not including, the date this Agreement is executed.

(g)
If any Earn Out Payment is paid with Stock, in full or in part, the value of the applicable Stock shall be based on the VWAP for that Stock for the 10 trading days prior to, but not including, the date the Earn Out Payment becomes payable.

(h)
If the payment of any portion of an Earn Out Payment is delayed as provided in Section 2.7(d), then the value of the ADSX Common Stock shall be based on the VWAP for ADSX Common Stock for the 10 trading days prior to, but not including, the date the Earn Out Payment originally would have been payable but for the delay.

(i)
The Holders acknowledge and agree that under no circumstances will ADSX be required to issue Stock as payment of any part of the Initial Consideration and Earn Out Payments exceeding nineteen and ninety-nine one hundredths percent (19.99%) of the outstanding Stock of the applicable issuer as of the date of this Agreement (“Issuance Threshold”), but rather reserves the right to pay that portion of the Initial Consideration and Earn Out Payments exceeding the Issuance Threshold either, in its sole discretion, in cash or in shares of other Stock.

(j)	At least forty-five percent (45%) of the Initial Consideration and each Earn Out Payment shall be in ADSX Common Stock.

January 14, 2008

(k)
If the Holders receive VeriChip Common Stock as payment for any portion of the Initial Consideration or any Earn Out Payment, the receipt of which is taxable pursuant to the Code, the Holders shall receive $0.22 in cash for each $1.00 of Initial Consideration or any Earn Out Payment received by the Holders in VeriChip Common Stock; provided, however, that in no event shall the implementation of this provision increase or decrease the amount due and payable as the Initial Consideration or any Earn Out Payment.

2.8
Assignment. If the Business Combination does not occur for any reason, ADSX shall have the right, prior to Closing, to assign all of its rights and obligations under this Agreement to Digital Angel; provided, however, that Digital Angel and the Holders shall enter into an amended and restated form of this Agreement prior to Closing, mutually acceptable to both parties, in order to effect such assignment.

ARTICLE III
CLOSING
3.1.
Closing. Subject to the termination of this Agreement as provided in Article XI hereof, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Winthrop & Weinstine, P.A., 225 South Sixth Street, Minneapolis, MN 55402, on the following dates, or on such other date and at such other location as may be mutually agreed upon by the parties to this Agreement (such date is referred to in this Agreement as the “Closing Date”).

(a)
If the Business Combination occurs, the Closing will occur as soon as practicable after the closing of the Business Combination, subject to the closing obligations as provided in Article X being met or waived as provided, but in no event shall it be later than 5 days after the date of this Agreement.

(b)	In the event the Business Combination does not occur, the Closing will occur on a date no later than 5 days after the date of this Agreement.

January 14, 2008

ARTICLE IV
REGISTRATION RIGHTS
4.1 Delivery of Stock ADSX may pay the Merger Consideration, in whole or in part in its sole discretion, with either unregistered Stock or in registered Stock in the event that the appropriate issuer is eligible for shelf registration.
4.2 Registration of Stock
(a)
ADSX Common Stock. If ADSX pays any portion of the Merger Consideration, in whole or in part in its sole discretion, with ADSX Common Stock and such ADSX Common Stock is not registered on the date of issuance, ADSX agrees to take reasonable best efforts to file a registration statement on Form S-1 or, if available, Form S-2 or S-3 , including any amendments or supplements thereto (“Registration Statement”) with the SEC under the Securities Act to register all of the ADSX Common Stock delivered and to be delivered to the Holders as Initial Consideration and Earn Out Payments and to cause such registration to become effective as soon as practicable following the filing thereof, but in no event later than ninety (90) days, following the date of Closing (“Registration Deadline”). If the Registration Statement is not declared effective by the Registration Deadline, ADSX shall use its reasonable best efforts to cause the Registration Statement to become effective as soon as practicable. ADSX shall use its reasonable best efforts to maintain the effectiveness of the Registration Statement until the earlier of the date on which all of the ADSX Common Stock eligible for resale thereunder have been publicly sold pursuant to the Registration Statement or can be sold without volume restrictions pursuant to Rule 144. ADSX shall use its reasonable best efforts to register and qualify the sale of the ADSX Common Stock covered by the Registration Statement, if not exempt, under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided, that ADSX shall not be required in connection therein or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(b)
VeriChip Common Stock. Before any Merger Consideration can be paid with VeriChip Common Stock, VeriChip Corporation must become a party to this Agreement as provided under Section 2.7. If this occurs and ADSX pays any portion of the Merger Consideration, in whole or in part in its sole discretion, with VeriChip Common Stock and such VeriChip Common Stock is not registered on the date of issuance, VeriChip will agree to take reasonable best efforts to file a registration statement on Form S-1 or, if available, Form S-2 or S-3 , including any amendments or supplements thereto (“Registration Statement”) with the SEC under the Securities Act to register all of the VeriChip Common Stock delivered and to be delivered to the Holders as Initial Consideration and Earn Out Payments

January 14, 2008

and to cause such registration to become effective as soon as practicable following the filing thereof, but in no event later than ninety (90) days, following the date of Closing (“Registration Deadline”). If the Registration Statement is not declared effective by the Registration Deadline, VeriChip shall use its reasonable best efforts to cause the Registration Statement to become effective as soon as practicable. VeriChip shall use its reasonable best efforts to maintain the effectiveness of the Registration Statement until the earlier of the date on which all of the VeriChip Common Stock eligible for resale thereunder have been publicly sold pursuant to the Registration Statement or can be sold without volume restrictions pursuant to Rule 144. VeriChip shall use its reasonable best efforts to register and qualify the sale of the VeriChip Common Stock covered by the Registration Statement, if not exempt, under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided, that VeriChip shall not be required in connection therein or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(c)
Registration Default. If the Registration Statement is not declared effective by the SEC on or before the Registration Deadline, ADSX shall pay each Holder a penalty of one percent (1%) of the dollar amount of such Holder’s pro rata portion of the Initial Consideration and any Earn Out Payments for which the unregistered Stock was issued as payment, at Closing or after Closing but before the Registration Deadline, to the Holder each month from the date of the Registration Deadline until the Registration Statement is either declared effective or the Stock can be sold without volume restrictions pursuant to Rule 144 by the Holder (“Penalty Payment”). If any Earn Out Payments are made after the Registration Deadline with unregistered Stock and the Registration Statement is not declared effective by the SEC on or before the date of such Earn Out Payment, ADSX shall pay each Holder the Penalty Payment on such Holder’s pro rata portion of the Earn Out Payment for which the unregistered Stock was issued as payment to the Holder each month from the date that the Earn Out Payment is made to the Holder until the Registration Statement is either declared effective or the Stock can be sold without volume restrictions pursuant to Rule 144 by the Holder. The Penalty Payment shall be payable, in ADSX’s sole discretion, either in cash or in shares of ADSX Common Stock or VeriChip Common Stock (subject to Section 2.7), or any combination thereof. If any Penalty Payment is paid with Stock, in full or in part, the value of the applicable Stock shall be based on the VWAP for that Stock for the 10 trading days prior to, but not including, the date of the Registration Deadline. Except for the Penalty Payment, under no event or circumstances will ADSX be required to make a cash payment or cash settlement in connection with any shares of its common stock issued under the terms of this Agreement.

(d)	Registration Expenses. All Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to this Article IV shall be borne by ADSX.

January 14, 2008

4.3 Registration Indemnification
(a)
ADSX (or VeriChip, if VeriChip becomes a party to this Agreement pursuant to Section 2.7 and any portion of the Merger Consideration is paid with VeriChip Common Stock”), shall indemnify each Holder and each Holder’s directors, officers, partners, legal counsel and accountants and each person who controls within the meaning of Section 15 of the Securities Act any Holder, with respect to which registration, qualification or compliance has been effected pursuant to this Article IV, against all expenses, claims, losses, damages and liabilities (or actions, proceedings or settlements in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus or other document (including any related registration statement, notification or the like) incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by ADSX (or VeriChip, if applicable) of the Securities Act or any rule or regulation thereunder applicable to ADSX (or VeriChip, if applicable), and relating to action or inaction required of ADSX (or VeriChip, if applicable), in connection with any such registration, qualification or compliance, and will reimburse each such Holder and each person controlling such Holder, for any expenses reasonably incurred in connection with investigating and defending or settling any such claim, loss, damage, liability or action; provided, however, that in no case will ADSX (or VeriChip, if applicable), be liable, directly or indirectly, to the extent that any such expenses, claims, losses, damages and liabilities (or actions, proceedings or settlements in respect thereof) arises out of or is based on any untrue statement or alleged untrue statement or omission or alleged omission contained in information furnished in writing to ADSX (or VeriChip, if applicable), by a Holder or a Holder’s officers, directors or owner who controls the Holder, expressly for use in any prospectus or other document (including any related Registration Statement, notification or the like) incident to any such registration, qualification or compliance under this Article IV.

(b)
Each Holder, severally and not jointly, hereby agrees to indemnify and hold harmless ADSX (or VeriChip, if applicable), and each of their directors, officers, partners, legal counsel and accountants and each person who controls within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages and liabilities (or actions, proceedings or settlements in respect thereof) arising out of or based on any untrue statement or alleged untrue statement or omission or alleged omission contained in information furnished in writing to ADSX (or VeriChip, if applicable), by a Holder or a Holder’s officers, directors or owner who control the Holder, expressly for use in any prospectus or other document (including any related Registration Statement, notification or the like) incident to any such registration, qualification or compliance under this Article IV.

(c)	The indemnification rights under this Section 4.3 shall not be subject to the limitations contained in Article XIII.

January 14, 2008

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF COMPANY AND HOLDERS
Except as set forth on any Schedule hereto, the Company and each Holder, severally and not jointly, hereby represent and warrant to ADSX that the following statements, each of which are acknowledged to be material and relied upon by ADSX, are true and correct. For purposes of this Agreement, any reference to the officers, directors, shareholders or owners of the Company shall also include the past managers, governors, members and owners of all the Predecessor Entities and any reference to the Company specifically includes the Predecessor Entities, except as otherwise defined as Best Knowledge.
5.1.
Authority, Validity of Agreement. The Company has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby are duly authorized and no other approval is required for the performance by Company and the Holders of their obligations hereunder. This Agreement has been duly executed and delivered by the Company and the Holders. This Agreement constitutes a valid and binding obligation of the Company and the Holders, enforceable in accordance with its terms (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting creditors’ rights, and with respect to the remedy of specific performance, equitable doctrines applicable thereto).

5.2.
No Violations. Except as set forth on Schedule 5.2, neither the execution and delivery of this Agreement by Company or the Holders nor the consummation of the transactions contemplated hereby will: (a) violate any provisions of the Articles of Incorporation or bylaws of Company; (b) violate, or be in conflict with, or constitute a default (or an event which, with or without due notice or lapse of time, or both, would constitute a default) under, or cause or permit the acceleration of the maturity of or give rise to any right of termination, cancellation, imposition of fees or penalties under, any note, debt, debt instrument, indenture, security agreement, option to purchase, lease, deed of trust or license or any other material contract to which Company or a Holder is a party or by which Company or any of its Assets is or may be bound; (c) result in the creation or imposition of any Encumbrance upon any Assets of Company under any debt, obligation, contract or commitment to which Company or any Holder is a party or by which any of Company’s Assets is or may be bound; or (d) violate any Laws to which the Company may be subject, which would have a Material Adverse Effect on the Company or the Business.

January 14, 2008

5.3.
Consents and Approvals of Governmental Authorities. Except as set forth on Schedule 5.3 or as contemplated by this Agreement, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by Company or a Holder in connection with the execution, delivery and performance of this Agreement by Company or a Holder or the consummation of the transactions contemplated hereby.

5.4.
Other Consents. Except as disclosed on Schedule 5.3, no consent, waiver or approval of, or notice to, any third party is required to be or necessary to be obtained by Company or a Holder in connection with the execution and delivery of this Agreement and the performance of Company’s or Holder’s obligations hereunder. For clarification, Schedules 5.3 and 5.4 contain all the required consents, waivers, approvals or notices required to be or necessary to be obtained in connection with the execution and delivery of this Agreement and the performance of the Company’s or Holders’ obligations hereunder.

5.5.	Organization and Good Standing of Company.
(a)	Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota.
(b)	All the Predecessor Entities have been validly merged with and into or made a Subsidiary of the Company.
(c)	Company has all requisite corporate power and authority to own, lease and operate its Assets and to carry on its Business as now being conducted.
(d)
Company is qualified to do business and in good standing in each state set forth in Schedule 5.5(d) which is each jurisdiction where the failure to be so qualified would have a Material Adverse Effect on Company or the Business. Company has not received notification from any jurisdiction that Company is required to qualify or obtain a license to do business in such jurisdiction or that it is otherwise not in good standing in such jurisdiction.

(e)
Complete and correct copies of the Articles of Incorporation, as amended (with such certificate and all amendments thereto certified by the Secretary of State of Minnesota) and bylaws, as amended to the date hereof, of Company have been provided to ADSX.

January 14, 2008

5.6.	Capital Stock of Company.
(a)
Schedule 5.6(a) sets forth a true and complete list as of the date of this Agreement and the Closing Date of the number of all shares of capital stock authorized and issued and outstanding (including a description of the class or series of all such outstanding shares and all shares issued as a result of the exercise of all options and warrants), the record owners thereof and the amount and percentage of ownership of such shares.

(b)
Except as disclosed on Schedule 5.6(b): (i) all outstanding Shares of the Company are duly authorized, validly issued, fully paid and non-assessable and are owned of record as set forth in Schedule 5.6(a); (ii) none of such Shares are subject to any preemptive rights; (iii) neither Company nor any Holder has any commitment or obligation, either firm or conditional, to issue, deliver or sell, or cause to be issued, delivered or sold, under offers, option agreements, stock bonus agreements, purchase plans, incentive compensation plans, warrants, calls, conversion rights or otherwise, any shares of capital stock or other securities of the Company including securities or obligations outstanding which are convertible into or exchangeable for any shares of capital stock, other Equity Securities, or ownership interests, upon payment of any consideration or otherwise; and (iv) there are no voting trusts, voting agreements, shareholder agreements, proxies or other agreements or understandings with respect to the capital stock of the Company to which Company is a party.

(c)
Except for the Subsidiaries of the Company disclosed on Schedule 5.6(c), the Company does not own, directly or indirectly, any equity, capital (whether equity or debt) or profit interest in any corporation, partnership, association, business trust, joint venture or other business entity.

5.7.
Ownership and Transfer of Shares to be Transferred. Each Holder has the absolute and unrestricted right, power and authority to exchange, transfer and assign the Shares owned by such Holder pursuant to this Agreement, and such Shares constitute, in the aggregate, all of the issued and outstanding securities of the Company entitled to receive consideration in the event of a sale of the Company. All Shares of the Company are owned by each Holder free and clear of all Encumbrances. The Transaction will not give rise to any preemptive rights, rights of first refusal, warrants, dividends or conversion rights, and, to the Company’s and Holders’ Best Knowledge, will not violate any Law applicable to Company or such Holder.

5.8.
Minute Books; Books, Records and Accounts; Officers and Directors. The minute books of the Company contain legally sufficient records of all company actions taken by the directors and shareholders of the Company (except where the absence of such records would not adversely affect either the Company or ADSX, in any respect), and true and complete copies of such minute books have been furnished to ADSX. All accounts, books, ledgers and official and other records of whatsoever kind material to the Business have been fully, properly and accurately kept and completed in all material respects to the Company’s and the Holders’ Best Knowledge, there are no material inaccuracies or material discrepancies of any kind contained or reflected therein, and collectively they fairly present the financial position of the Company. Schedule 5.8 sets forth a true and complete list of each of the current officers and directors of the Company.

January 14, 2008

5.9.
Financial Statements. Schedule 5.9 contains true, correct and complete copies of the following financial statements (“Financial Statements”) of Company: unaudited balance sheet as of December 31, 2006 and unaudited balance sheet as of November 30, 2007 (the latter being the “November 30, 2007 Balance Sheet”); unaudited income statement for the 12-month period ended December 31, 2006; and unaudited income statement for the period ending November 30, 2007 (the latter being the “November 30, 2007 Income Statement”).

(a)	All of such Financial Statements are in accordance with the books and records of Company.
(b)
Each balance sheet (including any related notes) included in the Financial Statements fairly presents the assets, liabilities and financial condition of the Business as of the respective dates thereof, and each of the statements of operations contained in the Financial Statements are complete and correct and fairly present the results of operations for the periods referred to therein, all in accordance with GAAP consistently applied throughout the periods involved (except for the absence of footnotes and year-end adjustments not material in amount).

Not later than the tenth (10th) business day of each calendar month after the date of this Agreement and prior to Closing, Company agrees to supplement the financial statements of the Company set forth in Schedule 5.9 with an unaudited monthly income statement and balance sheet (the “Interim Balance Sheet”). Each such supplementally provided financial statement shall be provided in accordance with the terms of subsections (a) and (b) of this Section 5.9.

5.10.	Absence of Undisclosed Liabilities Including Off Balance Sheet Arrangements. Company has no Liabilities, including Taxes, except:
(a)	Liabilities that are fully accrued or reserved against in the November 30, 2007 Balance Sheet (or any Interim Balance Sheet), or reflected in the notes thereto;
(b)	Liabilities (including those arising from the creation of Contracts) incurred since the date of the November 30, 2007 Balance Sheet (or any Interim Balance Sheet) in the Ordinary Course; and
(c)	Liabilities disclosed in Schedule 5.10(c).

January 14, 2008

5.11.
Absence of Certain Changes. Except as set forth on Schedule 5.11, or as shown on the November 30, 2007 Balance Sheet (or any Interim Balance Sheet) or the November 30, 2007 Income Statement, since January 1, 2007, Company has not:

(a)	Suffered any change or changes which, individually or in the aggregate, have had or would have, a Material Adverse Effect on the Business Condition of Company or the Business;
(b)	Paid, discharged, or satisfied any Liabilities other than the payment, discharge or satisfaction in the Ordinary Course;
(c)
To the Best Knowledge of the Company and the Holders, become subject to any newly-enacted or adopted Law which would reasonably be expected to have a Material Adverse Effect on the Business or the Business Condition of Company;

(d)	Permitted or allowed any of the Company’s Assets to be subjected to any Encumbrance, except Permitted Encumbrances;
(e)	Written up the value of any inventory, any notes or accounts receivable or any other Assets of the Company;
(f)	Canceled or amended any debts or waived any claims or rights of substantial value, or sold, transferred or otherwise disposed of any of its Assets except in the Ordinary Course;
(g)
Licensed, sold, transferred, pledged, modified, disclosed, disposed of or permitted to lapse any right to the use of any Intellectual Property Right of the Company or a Holder except in the Ordinary Course;

(h)	Granted any increase in the compensation of directors, officers or employees (other than normal increases to non-officer employees in the Ordinary Course);
(i)
Declared, paid or set aside for payment any dividend or other distribution in respect of its capital stock or other Equity Securities or, directly or indirectly, redeemed, purchased or otherwise acquired any of its capital stock or other Equity Securities;

(j)	Made any change in any method of accounting or accounting practice or any change in depreciation or amortization policies or rates previously adopted;
(k)
Paid, lent or advanced any amount to, or sold, transferred or leased any Company Assets to, or entered into any agreement or arrangement with, any of its Affiliates, except for directors’ fees, and employment compensation to officers in the Ordinary Course;

January 14, 2008

(l)	Sold, leased or otherwise disposed of any of its Assets, except in the Ordinary Course;
(m)	Made capital expenditures or commitments therefor exceeding, in the aggregate, Ten Thousand Dollars ($10,000); or
(n)	Agreed, whether in writing or otherwise, to take any action described in this Section 5.11.
5.12.	Title to, and Sufficiency of, Assets.
(a)
The November 30, 2007 Balance Sheet (or the most recent Interim Balance Sheet) includes all material Assets owned or leased by Company, or otherwise used in or pertaining to the Business as presently conducted, with an indication of which such Assets are owned and which are leased.

(b)
Company has good and valid title to or a valid leasehold interest in all of the Assets included on the November 30, 2007 Balance Sheet (or the most recent Interim Balance Sheet). None of such Assets is subject to any Encumbrance except for Permitted Encumbrances. The Assets included on the November 30, 2007 Balance Sheet (or the most recent Interim Balance Sheet) constitute all of the material tangible Assets held for use or used in connection with the Business and are sufficient for the operation of the Business as presently conducted.

5.13.
Plant, Property, and Equipment. The Leased Real Property, and other plant, property, equipment, leasehold improvements and other tangible Assets of the Business are adequate in all respects for the purposes for which they are being used and, to Company’s and the Holders’ Best Knowledge, are structurally sound with no material defects and are in good operating condition and repair (ordinary wear and tear excepted).

5.14.
Accounts and Notes Receivable. Except to the extent of applicable reserves for doubtful accounts shown on the November 30, 2007 Balance Sheet (or any Interim Balance Sheet) all of the accounts, notes and other receivables owed to Company as of the date hereof or thereafter acquired or arising prior to the Closing Date, constitute, and as of the Closing Date will constitute, valid and enforceable claims arising from bona fide transactions in the Ordinary Course, and Company has not received notice of any claims, refusals to pay or other rights of set-off against any of the accounts receivable. Schedule 5.14 contains an accurate aging of the accounts, notes and other receivables of Company at November 30, 2007 or the date of any Interim Balance Sheet.

January 14, 2008

5.15.	Accounts and Notes Payable; Interest-Bearing Debt.
(a)	There are no back Taxes owed by the Company.
(b)
The Company has no interest-bearing debt, long term debt, notes payable or other long term obligations, other than capital lease obligations which are disclosed on the November 30, 2007 Balance Sheet or the most recent Interim Balance Sheet.

5.16.	Orders, Commitments, Warranty Claims and Returns.
(a)
All accepted and unfulfilled orders for the sale of Company Products entered into by Company and all outstanding Contracts for the purchase of supplies and materials entered into by Company were made in the Ordinary Course.

(b)
To the Company’s and the Holders’ Best Knowledge, and except as disclosed on Schedule 5.16, there are no claims against Company to return, or claims for refunds due to delivery of defective or unsatisfactory Company Products, in excess of an aggregate Five Thousand Dollars ($5,000), or understanding that Company Products in the hands of certain customers, retailers or distributors would be returnable.

5.17.
Defects in Products; Warranties. To the Company’s and the Holders’ Best Knowledge, there are no defects in Company Products heretofore or currently being distributed or sold by Company. Except as disclosed on Schedule 5.17, there are no express or implied warranties outstanding with respect to Company Products, except as imposed by law.

5.18.	Real Property.
(a)	No Owned Real Property. Company does not have and has not had any fee or other direct or indirect ownership interest in any real property.
(b)
Leased Real Property Agreements. Schedule 5.18(b) sets forth a true and complete list of all Leased Real Property, and a summary of the terms of all of such agreements relating thereto have been provided to ADSX (the “Lease Agreements”). The Company does not have any written Lease Agreements, only oral Lease Agreements. To the Company’s and the Holders’ Best Knowledge, none of the Lease Agreements is in default by the Company. The Company may terminate each Lease Agreement either immediately or upon a 30 days notice and, upon such termination, will not incur any additional fees or obligations.

(c)	Former Facilities. Except as disclosed on Schedule 5.18(c), no former Company Facility was ever used by the Company for anything other than commercial office space.

January 14, 2008

5.19.	Contracts.
(a)
Schedule 5.19(a)(i) contains a complete list of all Current Customers of the Business. For purposes of this Agreement, “Current Customer” means any Person from whom Company has recognized revenue in the past twelve months or to whom Company has any obligation to complete work or honor any contractual warranty. Schedule 5.19(a)(ii) contains (A) a list of all currently outstanding but unaccepted written proposals relating to proposed contracts with customers, and (B) a description of all oral proposals relating to proposed contracts with customers which either (A) or (B) being materially burdensome to Company or involving a material deviation from past practice, to the extent such proposals are enforceable upon acceptance by the offeree without further action by Company. True and correct copies of all standard form customer contracts used by Company have been made available to ADSX. No contract for any Current Customer, whether written or oral, differs in any material respect from the standard forms of customer contracts. True and correct copies of all written Contracts with Current Customers of the Business have been provided or made available to ADSX. Except as disclosed on Schedule 5.19(a)(iii), since September 30, 2006, no Current Customers of the Business have canceled or terminated their contracts, or notified Company of their intent to cancel or terminate their contract.

(b)
Schedule 5.19(b) contain a complete list of all suppliers, consultants and other vendors of the Company who since November 30, 2007, have invoiced Company for Thirty Thousand Dollars ($30,000) or more, including the types of products and/or services provided by each such supplier, consultant or vendor.

(c)
Except as disclosed on Schedule 5.19(c), all material agreements of the Company have been reduced to writing and copies of such written agreements have been provided to ADSX. As for those material agreements of the Company that have not been reduced to writing as specified on Schedule 5.19(c), a complete and accurate summary of the material terms of such oral agreements have been provided to ADSX and the material terms of the oral agreement with Scientific Molding Corporation, Ltd. are disclosed on Schedule 5.19(c). Further, Schedule 5.19(c) sets forth a true and complete list of all of the executory written contracts or written or binding oral agreements (the “Contracts”) to which Company is a party other than Contracts disclosed in Sections 5.19(a) and (b), of the following types:

(i)	Employment agreements and any outstanding offers of employment.

(ii)	Royalty agreements.

(iii)	Consulting agreements.

(iv)
Agreements or commitments for capital expenditures or the acquisition by purchase or lease of fixed assets providing for payments in excess of Thirty Thousand Dollars ($30,000) individually or in the aggregate.

January 14, 2008

(v)
Agreements for the purchase, sale, lease or other transfer of any services, products, materials or supplies in excess of Five Thousand Dollars ($5,000) individually or in the aggregate from a single Person.

(vi)	Joint venture or partnership agreements with any other entity.

(vii)	Non-competition or similar agreements which prevent Company or any of its employees from competing with any Person (other than Company).

(viii)	Confidentiality or employee non-solicitation agreements with any other Person (other than as are contained in the customer Contracts).

(ix)	Agreements relating to the research or development by Company for others or by others for Company.

(x)	Agreements for the long-term borrowing or long-term lending of money (including capitalized leases).

(xi)	Agreements for the short-term borrowing or short-term lending of money.

(xii)
Any Contract, not listed in other Schedules to this Agreement, requiring the performance by Company of any obligation for a period of time extending more than one year from the date of this Agreement or calling for Company to pay a consideration or incur costs of more than Thirty Thousand Dollars ($30,000).

Schedule 5.19(c) is organized by type of Contract and briefly summarizes, with respect to each Contract, the names of the parties thereto, the date of the Contract and all amendments or modifications thereto.

(d)
Except as set forth in Schedule 5.19(d), Company has in all material respects performed, and is now performing, the obligations of, and Company is not in default (nor would by the lapse of time or the giving of notice or both be in default) in respect of any Contract referred to in the Schedules to this Article V. Each of the Contracts set forth on Schedules 5.19(a), (b) and (c) is in full force and effect and is a valid and enforceable obligation against Company and, to Company’s and the Holders’ Best Knowledge, against the other parties thereto in accordance with its terms (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting creditors’ rights, and, with respect to the remedy of specific performance, equitable doctrines applicable thereto). To Company’s and the Holders’ Best Knowledge, no other parties to such Contracts or other instruments is in default in any material respect (or would by the lapse of time or the giving of notice or both be in default in any material respect) thereunder or has breached in any material respect any terms or provisions thereof.

January 14, 2008

(e)	There are no Contracts to which Company is a party to or bound by which either separately or in the aggregate has or is likely to result in a loss to Company.
(f)	No third party has raised any claim with respect to any of the Contracts, nor has Company received notice of alleged default by Company with respect to its obligations under any such Contracts.
(g)	No material part of the customer Contracts or sales has been won through small business or other set-aside programs.
(h)	Other than as provided in Sections 5.19(a) and (c), true and complete copies of all of the Contracts and instruments referred to in Schedules 5.19 have been delivered to ADSX.
5.20.
Litigation. There are no suits, claims, actions, arbitrations, litigation, legal, administrative or other proceedings (including without limitation permit revocations, permit amendments or administrative complaints of discrimination) or governmental investigations of which it has notice, pending, or, to Company’s and the Holders’ Best Knowledge, threatened against Company or its Assets.

5.21.	Compliance with Laws.
(a)
To the Company’s and the Holders’ Best Knowledge, the operations and Business of Company have been conducted, and are being conducted, in compliance with all applicable Laws. Neither the Company nor any Holder has received any notification that the Company is in violation of any Laws.

(b)
Schedule 5.21(b) hereto sets forth a list of all governmental approvals, permits, licenses, certifications or other authorizations of which the failure to obtain or maintain would have a Material Adverse Effect on the Business or the Business Condition of the Company. All such approvals, permits, licenses, certifications or other authorizations have been obtained and are in full force and effect and are being complied with in all material respects.

(c)
There are no outstanding judgments, orders, injunctions, decrees, stipulations, awards (whether rendered by a Governmental Entity or by arbitration) or private settlement agreements to which Company is a party.

(d)
Neither the Company nor any director, officer, employee or agent thereof has, directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, competitor or governmental employee or official which would subject Company or any Assets of the Business, to any damage or penalty under any Law in any civil, criminal or governmental litigation or proceeding.

January 14, 2008

5.22.	Computer Software and Intellectual Property.
(a)	Company Software Products. Schedule 5.22(a) contains a list of all Company Software Products.
(b)
Third Party Software. Schedule 5.22(b) contains a list of all material Third Party Software under which any rights to use or distribute Third Party Software have been granted to Company. Company has delivered to ADSX copies of all such license agreements or other agreements under which such rights have been granted.

(c)
Source Code Escrow. Schedule 5.22(c) contains a list of all agreements under which Company has delivered source code for any Company Software Product to be held in escrow and released upon the occurrence of certain events or conditions. Company has made available to ADSX copies of all such source code escrow agreements.

(d)
Certain Intellectual Property Rights. Schedule 5.22(d) contains a complete list of the following items included in the Intellectual Property Rights owned or used by the Company or Holders in the Business: (i) United States and foreign patents and patent applications, and, in the case of patent applications and patent applications to be filed, a description of the current status of each of the applications; (ii) copyrights and other works of authorship which are registered with any Governmental Entity, or for which registration applications have been filed; (iii) copyrights and other works of authorship for which registration applications have not been filed that are used in the Business, the absence of which would have a Material Adverse Effect; (iv) United States and foreign trademarks, service marks and trade names, for which registrations have been received or applications for registration have been filed, but excluding Trademark Application No. 77/135,304 for the mark “GEISSLER” and associated goodwill; and (v) a list of unregistered trade names, trademarks or service marks used by Company.

(e)	Miscellaneous.
(i)
Other than as listed on Schedule 5.22(e), Company owns good and marketable title to, and has the right to possess, use, modify, and prepare derivative works based on, manufacture, reproduce, license, and distribute, all Company Software Products, Third Party Software in any Company Software Product and Intellectual Property Rights in the United States and throughout the world in Company’s Business as currently conducted and Company has done nothing to cause such rights to be owned or possessed by any third party other than the license of object code pursuant to any of the Contracts. There is no Third Party Software in the Company Software Products that impair the right of Company to use, sell, license or dispose of or bring any action for the infringement of using, selling or licensing any such Company Software Product in its Business. Neither the Company nor any Holder has received any claim that any Company Software Product or any Intellectual Property Right is in whole or in part invalid, unenforceable, ineffective or in violation of the rights of others. All Company Software Products, Third Party Software in any Company Software Products and all Intellectual Property Rights developed for the Company or Holders or for use in the Business by Company employees and/or independent contractors are owned exclusively by the Company.

January 14, 2008

In addition to, and not in lieu of, the above statements in Section 5.22(e)(i), except as disclosed on Schedule 5.22(e), the Company represents and warrants that the Company owns good and marketable title free and clear of all liens in each of the following patents and patent applications (collectively, the “C-Scan patents”):

U.S. Patent No. 7,214,128
U.S. Patent No. 7,039,220
U.S. Patent No. 6,674,373
U.S. Patent No. 5,644,643
U.S. Patent No. 5,576,949
U.S. Patent No. 5,483,441
U.S. Publication No. 2005/0257748
(ii)
There is no pending claim or litigation and, to Company’s and the Holders’ Best Knowledge, there is no threatened claim or litigation contesting the right to use, sell, license or dispose of any Company Software Product or Intellectual Property Right of the Company or any Holder, nor, to Company’s and the Holders’ Best Knowledge, is there any fact or alleged fact which would reasonably serve as a basis for any such claim that could materially limit the protection afforded by the Intellectual Property Rights to the use, sale, license or disposition of Intellectual Property Rights.

(iii)
Except as disclosed on Schedule 5.22(e)(iii), each Person who participated in the creation of Company’s Software Products and/or Intellectual Property Rights of the Company or any Holder either has executed a valid, binding and enforceable assignment of rights of ownership to Company or was an employee of Company acting within the scope of his or her employment at the time of such creation, and in all cases all incidents of ownership thereto are held exclusively by the Company.

(iv)
Except as disclosed on Schedule 5.10(c) and Schedule 5.22(e)(iv), Company is in material compliance with the terms and conditions of all license agreements governing the use of Third Party Software, and this Transaction will not violate any terms of any such agreements.

January 14, 2008

(v)
Except as disclosed in Schedule 5.22(e)(v), no Third Party Software is used by Company for its internal business operations (including product development and testing) or is licensed for use on computer equipment located at Company’s sites or on computers under control of Company’s employees or independent contractors.

(vi)
Except as disclosed on Schedule 5.22(e)(vi), Company has taken all necessary steps to safeguard and maintain the secrecy and confidentiality of all trade secrets and proprietary or confidential business and technical information included in the Intellectual Property Rights and Company Software Products of the Company, including, without limitation, entering into appropriate confidentiality or disclosure agreements with employees, officers, consultants, independent contractors and licensees that serve the Company, the forms of which have been made available to ADSX.

(vii)
All documents and materials containing trade secrets or proprietary or confidential business or technical information of Company (including without limitation all source code for Company Software Products) are presently located at one of the premises identified as Leased Real Property in Schedule 5.18(b) and, as applicable, at escrow agents’ sites listed on Schedule 5.22(c), and, to Company’s and the Holders’ Best Knowledge, have not been used, divulged or appropriated for the benefit of any Person other than Company, or to the detriment of Company.

(viii)
To Company’s and the Holders’ Best Knowledge, no third party is infringing on any Company Software Products, Third Party Software in any Company Software Product and Intellectual Property Rights of the Company or a Holder in a manner that could materially limit the protection afforded by the Company Software Products, Third Party Software in any Company Software Product and Intellectual Property Rights to the use, sale, license or disposition of Company Software Products, Third Party Software in any Company Software Product and Intellectual Property Rights in the Business as currently conducted and presently contemplated to be conducted.

(ix)
The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not breach, violate or conflict with any material instrument or material agreement to which Company or to the Best Knowledge of the Company and Holders any member of the Company is a party governing any Company Software Products, Third Party Software in any Company Software Product and Intellectual Property Rights of the Company or a Holder, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any rights in Company Software Products and Third Party Software in any Company Software Product and Intellectual Property Rights of the Company or a Holder or in any way materially impair the right of Company to use, sell, license or dispose of or bring any action for the infringement of any such Company Software Products, Third Party Software in any Company Software Product and Intellectual Property Rights.

January 14, 2008

(f)
Except as disclosed in Schedule 5.22(f), neither the Company nor any Holder has any rights to receive royalty fees or similar payments from any party relating to the Intellectual Property Rights of the Business or sale of any Company Products.

5.23.	No Subsidiaries. Except as set forth on Schedule 5.23, the Company does not have any Subsidiaries.

5.24.	Environmental Matters.
(a)	To Company’s and the Holders’ Best Knowledge, there are no underground storage tanks present on any Company Facility.
(b)
Schedule 5.24(b) accurately describes all of the Environmental Permits currently held by Company, and the Environmental Permits listed on Schedule 5.24(b) are all of the Environmental Permits necessary for the continued conduct of any Hazardous Material Activity of Company as such activities are currently being conducted.

(c)
Company has not released or transferred Hazardous Materials (except for standard office supplies used in the Ordinary Course that may be considered to be Hazardous Materials) to any Disposal Sites, and no action or proceeding exists or, to Company’s and the Holders’ Best Knowledge, is threatened against Company with respect to any release or transfer of Hazardous Materials to a Disposal Site.

(d)
The Company is not, and has never been, legally required to maintain records concerning the Hazardous Materials Activities of the Company, is not legally required to conduct any environmental audits and environmental assessments of any Company Facility, and the Company has no such records or conducted such audits or assessments.

(e)	Company has never conducted any Hazardous Material Activity in violation of any applicable Environmental Law.
(f)
No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to Company’s and the Holders’ Best Knowledge, threatened concerning or relating to any Environmental Permit or any Hazardous Materials Activity of Company.

January 14, 2008

5.25.	Employee Plans and Arrangements.
(a)
Neither Company nor any Related Party sponsors, maintains, administers, contributes to or has or could reasonably be expected to have any Liability with respect to any ERISA Benefit Plan Neither Company nor any Related Party has or could reasonably be expected to have any Liability to any Person in connection with any “voluntary employees’ beneficiary association” within the meaning of Code Section 501(c)(9), “welfare benefit fund” within the meaning of Code Section 419, “qualified asset account” within the meaning of Code Section 419A or “multiple employer welfare arrangement” within the meaning of ERISA Section 3(40).

(b)
Except as disclosed on Schedule 5.25(b), neither Company nor any Related Party sponsors, maintains, administers, contributes to, is a party to or has or could reasonably be expected to have any Liability with respect to (i) any Non-ERISA Benefit Arrangement or (ii) employment agreement, collective bargaining agreement, consulting agreement, confidentiality agreement, agreement not to compete or other labor agreement between either Company or a Related Party and any individual who provides or provided personal services to either Company or a Related Party as an employee or otherwise or such individual’s employer or agent.

(c)
The Company does not have any: (i) Non-ERISA Benefit Arrangement; (ii) written documents of any nature reflecting contractual terms and conditions of any person’s employment with the Company; (iii) written documents of any nature establishing the terms and conditions of an ERISA Benefit Plan or related trust or insurance agreements or contracts evidencing any funding vehicle with respect thereto; (iv) annual reports on Treasury Form 5500; or (v) summary plan descriptions.

(d)
The Company does not have, has not promised or is not liable for, any arrangements providing health, medical, dental, vision, life, accidental death and dismemberment, long-term disability or other welfare benefits in respect of any current or former employee of Company.

5.26.	Employees.
(a)
The Company (i) is not a member of any multi-employer bargaining group; (ii) has not withdrawn from any multi-employer bargaining group within the past five years, and (iii) within the past three years not defeated any collective bargaining representation petition, removed any existing collective bargaining authority or defeated any multi-employer bargaining group or other third party with respect to employees of the Business.

January 14, 2008

(b)	Company has complied in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours.
(c)
There is no strike, labor dispute, work slowdown or work stoppage actually pending or threatened against Company. No collective bargaining representation petition or collective bargaining agreement grievance is pending or threatened against Company.

(d)
As of the Closing Date, Company will have paid or reserved on its books any and all obligations for vacation pay, severance pay, layoff or termination, or other amounts that may be due any Person including, but not limited to, by reason of any action taken under this Agreement.

(e)	Company is not a joint employer with any other legal entity and does not control labor relations or operations of any other legal entity.
(f)	Company does not employ or otherwise obtain the services of any “leased employee” (as such term is defined in the Code).
(g)     The Company does not have any employees or contractors.
5.27.
Compensation Plans. The Company is not a party, nor is it subject, to any plan, contract or understanding providing for any bonuses, commissions, options, warrants, deferred compensation, profit sharing, annuity, or similar obligations of any kind, including any incentive compensation bonus, retention bonus, sale bonus or similar obligations specifically relating to the consummation of the Transaction.

5.28.
Insurance. Schedule 5.28 contains a description of the policies of general liability, theft, fire, flood, windstorm, earthquake, workers’ compensation, life, health, dental, disability, business travel accident, directors and officers and other forms of insurance owned or held by Company.

5.29.	Taxes.
(a)	For purposes of this Section 5.29, references to Company include all predecessors thereof or any transferee with respect thereto.

January 14, 2008

(b)	Except as set forth in Schedule 5.29(b):
(i)
All Company Tax Returns have been properly and timely filed, and Taxes shown thereon as due have been timely paid. All Taxes due and payable by the Company (whether or not reflected on any Tax Return) have been fully and timely paid. There exists no factual basis or event which would make ADSX, Merger Sub, Company or any Holder liable for Company Taxes other than those which have been paid or accrued. As of the time of each filing, the foregoing Company Tax Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status or other matters of the Business and any other information required to be shown thereon.

(ii)
All Taxes arising in, or attributable to, periods ending on or prior to the Closing Date, to the extent not required to have been paid previously, will be fully paid or fully reserved for or fully accrued as a current liability on the books, records and financial statements of Company (whether or not such Taxes are due and payable). The November 30, 2007 Balance Sheet (and any Interim Balance Sheet) fully accrues or establishes all liability for Company Taxes as of the date thereof.

(iii)
There is no (nor has there been any requirement or request for an) agreement, waiver or consent providing for an extension of time with respect to the examination, audit, assessment or collection of, or statute of limitations regarding, any Taxes or the filing of any Company Tax Returns and no power of attorney granted by or with respect to Company with respect to any Tax matter is currently in force.

(iv)
There is no pending or, to Company’s and the Holders’ Best Knowledge, threatened audit, examination or investigation with respect to any Company Tax Returns or Company Taxes or any Company Tax matters, nor has any written or, to Company’s and the Holders’ Best Knowledge, other notice of the initiation thereof been received by Company or a Holder; there is (and there has been) no action, suit, proceeding, claim, demand, deficiency or additional assessment pending, or threatened with respect to any Company Tax Returns or any Company Taxes.

(v)	All deficiencies asserted or assessments made by any Governmental Entity against the Company have been fully paid.

(vi)	There are no Encumbrances, except for Permitted Encumbrances, on any Asset of Company arising out of, connected with, or related to Taxes (other than for Taxes that are not delinquent).

(vii)
Other than elections made on the face of Tax Returns provided to ADSX, no agreement, consent or election for foreign, federal, state or local Tax purposes which would affect or be binding on Company or Merger Sub after the Closing has been filed or entered into with respect to Company or any of its Assets or operations.

January 14, 2008

(viii)	Company is not a party to, bound by or under any obligation (or potential obligation) under any Tax Agreement.

(ix)
Company is not a party to any agreement relating to a foreign sales corporation within the meaning of Section 922 of the Code or a domestic international sales corporation within the meaning of Section 991 of the Code.

(x)
Company is not and has never been subject to Section 999 of the Code. Company is not (and has not been) a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code;

(xi)	No Tax years (or periods) with respect to the Tax liabilities of Company and its Assets and operations have been extended.

(xii)	Company has filed all necessary clearance certificates or similar documents which may be required by any Governmental Entity upon withdrawal from doing business in such governmental jurisdiction.

(xiii)
Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, member or third party.

(xiv)	Company is unaware of any facts or circumstances which would make it likely that any Governmental Entity will assess any additional Taxes for any period for which Company Tax Returns have been filed.
(c)
There have been delivered to ADSX copies of all Company Tax Returns for the last six, filed years and all open years and all revenue agent (or other) reports, findings, proposed assessments, deficiency (or other) notices, agreements (including any Tax Agreement), elections, claims or demands and all other items relating to Taxes.

5.30.
Bank Accounts. Schedule 5.30 sets forth a true and complete list of all of the (a) names and locations of all banks, trust companies, savings and loan associations, brokerage firms and other financial institutions at which Company maintains accounts of any nature, lock boxes or safety deposit boxes, and the names of all persons authorized to draw thereon or make withdrawals therefrom and (b) the account number for each account identified in clause (a).

January 14, 2008

5.31.
Affiliate Transactions. Except as set forth in Schedule 5.31, to the Company’s and the Holders’ Best Knowledge, no director or officer of the Company and no Person related to any of them has any interest in (a) any Asset used in connection with or pertaining to the Business, or (b) any creditor, supplier, customer, manufacturer, distributor or reseller of products of the Company; provided, however, that (i) no such director or officer or other Person shall be deemed to have such an interest solely by virtue of the ownership of less than 1% of the outstanding voting stock or debt securities of any publicly held company, the stock or debt securities of which are traded on a recognized stock exchange, and (ii) no such director or officer or other Person shall be deemed to have such an interest solely by virtue of the ownership by a partnership in which he is a partner of less than 5% of the outstanding voting stock or debt securities of any privately-held company.

5.32.	Powers of Attorney; Guarantees, Suretyships.
(a)
Neither any shareholder of the Company nor the Company has granted, and there are not outstanding, any general or special powers of attorney or comparable delegations of authority, which would be binding upon ADSX or Company, or any of the Company’s Assets, after the Closing. The Company’s representation regarding shareholders in this Section 5.32 is made to the Company’s and the Holders’ Best Knowledge.

(b)
Except (i) as set forth in Schedule 5.32(b), (ii) as may be contained in instruments associated with Company bank debt, Lease Agreements, equipment leases and customer Contracts, and (iii) for endorsements for collections of deposits in the Ordinary Course, Company has no Liability as guarantor, surety, co-signer, endorser, co-maker, indemnitor or obligor in respect of the obligation, indebtedness or potential Liability of any Person.

5.33.
No Brokerage or Other Fees. No broker or finder has acted for Company or a Holder in connection with this Agreement or the transactions contemplated hereby, and no Person is entitled to any brokerage or finder fee or commission from ADSX, the Company or a Holder in respect to this Agreement by virtue of any action by Company or any Holder. The fees and expenses of any broker or finder acting for the Company or a Holder in this Transaction shall be paid in full by the Holders at or prior to the Closing.

5.34.
Disclosure. No representation or warranty by Company and the Holders in this Agreement and no statement or information contained in the Financial Statements, the Exhibits and the Schedules attached hereto, when read together and taken as a whole, contains any untrue statement of material fact or omits to state any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not false or misleading.

5.35.	Schedule 5.35 Patents.
(a)
Schedule 5.35 contains a complete list of the United States and foreign patents and patent applications subject to indemnification claims under Section 13.1(d) and (e) (collectively, the “Schedule 5.35 Patents”).

January 14, 2008

(b)
Other than as disclosed on Schedule 5.35(b) (“Schedule 5.35 Patent Liens”), the Company owns good and marketable title to, and has the right to possess, use, modify, and prepare derivative works based on, manufacture, reproduce, license, and distribute, all Intellectual Property Rights in the Schedule 5.35 Patents in the United States and throughout the world in the Company’s Business as currently conducted and Company has done nothing to cause such rights to be owned or possessed by any third party other than the license of object code pursuant to any of the Contracts.

5.36.
Provisional Application No. 1. Prior to filing the Provisional Application No. 1, Geissler filed a provisional patent application on November 3, 2006 covering substantially the same technology and entitled the same as the Provisional Application No. 1 (“2006 Application”). However, Geissler did not file a non-provisional patent application to claim the benefit of the 2006 Application before the 2006 Application expired on November 3, 2007, whereby the priority of the 2006 Application has been forfeited. There has been no offer for sale or public disclosure of any product covered by the 2006 Application and Provisional Application No. 1 between November 6, 2005 and the date of this Agreement.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF ADSX
Except as set forth on any Schedule hereto, ADSX hereby represents and warrants to the Holders that the following statements, each of which are acknowledged to be material and relied upon by Holders, are true and correct.
6.1.
Authority, Validity of Agreement. ADSX has all requisite corporate power and authority to enter into this Agreement and to perform the obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action, if any, on the part of ADSX and its Boards of Directors, and no other approval is required for the performance by ADSX of its obligations hereunder. This Agreement has been duly executed and delivered by ADSX. This Agreement constitutes, assuming execution and delivery by the other parties thereto, a valid and binding obligation of ADSX, enforceable in accordance with its terms (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting creditors’ rights, and with respect to the remedy of specific performance, equitable doctrines applicable thereto).

January 14, 2008

6.2.	Organization and Good Standing of ADSX. ADSX:
(a)	is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware;

(b)	has all requisite power and authority to own, lease and operate its material properties and assets and to carry on its business as now being conducted;
(c)
is qualified to do business and in good standing in each state and jurisdiction where such qualification is required, except in those states where the failure to be so qualified would not have a Material Adverse Effect on ADSX; and

(d)	has delivered complete and correct copies of its Certificate of Incorporation and bylaws, as amended to the date hereof, to Company.
6.3.
No Violations. Except as set forth on Schedule 6.3, neither the execution and delivery of this Agreement by ADSX nor the consummation of the transactions contemplated hereby will (a) violate any provisions of the Certificate of Incorporation or bylaws of ADSX, or (b) violate, or be in conflict with, or constitute a material default (or an event which, with or without due notice or lapse of time, or both, would constitute a material default) under, or cause or permit the acceleration of the maturity of or give rise to any right of termination, cancellation, imposition of fees or penalties under, any note, debt, debt instrument, indenture, security agreement, option to purchase, lease, deed of trust or license, or any other material contract to which ADSX is party or by which ADSX or any of its Assets is or may be bound, or (c) to ADSX’s Best Knowledge, violate any Laws to which ADSX may be subject, which would have a Material Adverse Effect to ADSX.

6.4.
Consents and Approvals of Governmental Authorities. Except as set forth on Schedule 6.4, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by ADSX in connection with the execution, delivery and performance of this Agreement by ADSX or the consummation of the transactions contemplated hereby, except for such consents, approvals, orders, authorizations, registrations, declarations or filings which, if not obtained or made, would not have a Material Adverse Effect on ADSX.

6.5.
Other Consents. Except as set forth on Schedule 6.5, no consent, waiver or approval of, or notice to, any third party is required or necessary to be obtained by ADSX in connection with the execution and delivery of this Agreement and the performance of ADSX’s obligations hereunder.

6.6.
ADSX Shares. Upon issuance to the Holders pursuant to Section 2.7 of this Agreement of ADSX Common Stock, the stock shall have been duly authorized, duly and validly issued and fully paid and nonassessable, free from all taxes, liens, claims, Encumbrances and charges with respect to the issue thereof; provided, however, that the ADSX Common Stock may be subject to restrictions on transfer under state and/or federal securities laws or as otherwise set forth herein.

January 14, 2008

6.7.
Exchange Compliance. ADSX Common Stock is registered pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and is listed on the Nasdaq Capital Market. ADSX has taken no action designed to terminate the registration of the ADSX Common Stock under the Exchange Act or delisting the ADSX Common Stock from the Nasdaq Capital Market. Except as set forth on Schedule 6.7, ADSX is in compliance with all of the presently applicable requirements for continued listing of the ADSX Common Stock on the Nasdaq Capital Market.

6.8.
No Brokerage or Other Fees. No broker or finder has acted for ADSX in connection with this Agreement or the transactions contemplated hereby, and no Person is entitled to any brokerage or finder fee or commission from ADSX, the Company or a Holder in respect to this Agreement by virtue of any action by ADSX. The fees and expenses of any broker or finder acting for ADSX in this Transaction shall be paid in full by ADSX at or prior to the Closing.

6.9.
SEC Filings; Financials; Absence of Changes. Each Form 10-K, Form 10-Q and all other periodic reports and proxy statements required to be filed by ADSX under the Exchange Act, since December 31, 2006 (the “ADSX SEC Filings”), have been duly and timely filed by ADSX, were in material compliance with the requirements of their respective forms and did not, at the time they were filed, contain any untrue statement of a material fact or omit to state a material fact required to be included therein or necessary in order to make the statements therein in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements included or incorporated by reference in the ADSX SEC Filings (a) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except that the interim financial statements do not contain footnotes and as may be indicated therein or in the notes thereto), (b) complied as of their respective dates in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (c) fairly present in all material respects the consolidated financial position of ADSX as of the dates thereof and the income, cash flows and changes in stockholder’s equity for the periods involved. Except as set forth on Schedule 6.9 or to the extent disclosed in ADSX SEC Filings prior to the date of this Agreement, from December 31, 2006 to the date of this Agreement, there has not been any event that has had or would reasonably be expected to have a Material Adverse Effect with respect to ADSX.

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ARTICLE VII
CERTAIN AGREEMENTS
7.1.	Tax Matters.
The following provisions shall govern the allocation of responsibility as between ADSX, the Company and the Holders for certain tax matters following the Closing Date. The parties intend to adopt this Agreement as a plan of reorganization and consummate the Merger under Section 368(a)(1)(A) and 368(a)(2)(D) of the Code as a tax-free exchange.
(a)
Filing of Returns. The Holders shall prepare or cause to be prepared and file or cause to be filed all tax returns for the Company for all periods ending on or prior to the Closing Date that are due after the Closing Date, and ADSX shall cause to be filed all other tax returns due after the Closing Date. ADSX shall be entitled to review and participate in the preparation of the tax returns prepared by the Holders, and such tax returns shall be prepared consistently with past practices.

(b)	Tax Controversies; Assistance and Cooperation.
(i)
Notice. In the event any Governmental Entity informs or is deemed to inform ADSX, Merger Sub or the Company of any notice of proposed audit, claim, assessment or other dispute concerning any amount of Taxes with respect to which the Holders may incur liability hereunder, the party so informed shall promptly notify Geissler in writing of such matter. Such notice shall contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice or other documents received from any Tax authority with respect to such matter. Geissler shall then promptly notify the other Holders in writing of such matter.

(ii)
Control Rights. With respect to any examination, audit, contest, appeal or other proceeding relating to Taxes of the Company that could give rise to indemnification obligations of the Holders hereunder, Geissler shall have the right to control the contest and settlement of any such proceeding, subject, however, to the right of Merger Sub to consent to any decision that Geissler would make prior to his making the decision if the decision will affect adversely the computation of Taxes with respect to the Business for a period that ends after the Closing Date. ADSX, Merger Sub and the Company shall cooperate with Geissler and shall provide Geissler with access to Tax Returns, books and records and other relevant information and shall execute any necessary powers of attorney relevant to Geissler’s authority hereunder. In the event that Geissler elects not to control such contest and settlement, Geissler shall have the right to participate in such contest and settlement and neither ADSX, Merger Sub nor the Company shall settle any audit or proceeding without prior notice to Geissler.

(iii)
Assistance and Cooperation. Geissler on the one hand, and ADSX, Merger Sub and the Company, on the other, shall cooperate (and cause their Affiliates to cooperate) with each other and with each others’ agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Company, including (i) preparation and filing of Tax Returns, (ii) determining the liability and amount of any Taxes due or the right to and amount of any refund of Taxes, (iii) examinations of Tax Returns, and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include each party making all information and documents in its possession relating

January 14, 2008

to the Company available to the other party. The parties shall retain all Tax Returns, schedules and work papers, and all material records and other documents relating thereto, until the expiration of the applicable statute of limitations (including, to the extent notified by any party, any extension thereof) of the Tax period to which such Tax Returns and other documents and information relate. Each of the parties shall also make available to the other party, as reasonably requested and available, personnel (including officers, directors, employees and agents) responsible for preparing, maintaining and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes.

(iv)
For the purposes of this Agreement, the Indemnified Party shall not be treated as having incurred any damages related to Taxes until such time as there has been a final disposition as to the Tax at issue.

(c)
Post-Closing Transactions not in the Ordinary Course. ADSX, Merger Sub and the Company agree to report all transactions not in the ordinary course of business occurring after the Closing Date on ADSX’s federal income tax return to the extent permitted by Treasury Regulation § 1.1502-76(b)(1)(ii)(B).

7.2.
Confidentiality. The Company and Holders shall treat and hold as confidential all of the Confidential Information and refrain from using any of the Confidential Information except in connection with this Agreement or in the operation of the Business in the Ordinary Course. In the event that the Company or a Holder is requested or required to disclose any Confidential Information, the Company and Geissler shall notify ADSX promptly of the request or requirement so that ADSX may seek an appropriate protective order or waive compliance with the provisions of this Section 7.2.

7.3.
Further Assurances. At or after the Closing Date, the parties hereto shall prepare, execute and deliver, with each to bear its own expenses thereof, such further instruments, and shall take or cause to be taken such other or further action, as another party shall reasonably request at any time or from time to time in order to perfect, confirm or evidence the Transaction or to give effect to the provisions of this Agreement.

January 14, 2008

ARTICLE VIII
OBLIGATIONS PRIOR TO CLOSING
8.1.	Covenants and Agreements of Company and Holders . The Company and the Holders covenant and agree as follows:
(a)
Conduct of Company. From the date hereof until the Closing, Company and Holders shall: (1) operate the Business in the Ordinary Course in the continuing best interest of the Company (subject to the disclosures contained in Schedule 5.11); (2) maintain, in accordance with past practices, the Company’s properties and equipment in good repair, working order and condition (except for ordinary wear and tear); (3) use commercially reasonable efforts to preserve the Company’s present goodwill and relationships between the Company and its principals, agents, lessors, licensors, licensees, suppliers, customers and others having business relationships with Company; (4) use commercially reasonable efforts to keep in full force and effect insurance relating to the Business at least comparable in amount and scope of coverage to that now maintained; (5) maintain the Company’s books and Records in the Ordinary Course and; (6) replace equipment as necessary to maintain the proper operation of the Business (provided however, that capital expenditures in excess of the limits identified in Section 5.11(m) shall be made only with the consent of ADSX, which will not be unreasonably withheld).

(b)
Negative Covenants. From the date hereof until the Closing, Company shall not undertake any transactions out of the Ordinary Course or which would, individually or in the aggregate, have a Material Adverse Effect on the Business or the Business Condition of the Company.

(c)
Investigation. Upon reasonable notice, at reasonable hours and on reasonable terms, ADSX and its counsel, accountants and other representatives may, prior to the Closing, make or cause to be made such investigation of the Business and condition of the Company, and Company and Holders shall fully cooperate with such investigation, including, without limitation, permitting ADSX and its authorized representatives to have access to all of the premises, books and Records, accounts, financial statements, Contracts and other commitments of the Business, employees, board members, accountants, and customers, and such other Persons and material as may be requested by ADSX relating to the operation of the Business. Company shall cause the officers and representatives of Company to furnish ADSX with originals or copies of all the foregoing Records, documents, information and data and to cooperate with and assist ADSX in compiling and reviewing the foregoing. Notwithstanding anything in the foregoing, all representations, warranties, covenants and agreements provided for in this Agreement shall be unaffected by any investigation made by or on behalf of any party hereto.

(d)
No Solicitation or Negotiation. Prior to the earlier of the Closing Date or termination of this Agreement, neither the Company, the Holders nor any of their affiliates’, respective officers, agents or other representatives, will, directly or indirectly, (i) solicit, encourage, initiate or participate in any negotiations or discussions with respect to any offer or proposal to acquire the Company or all or substantially all or a significant portion of the Business and Assets of the Company whether by merger, purchase of assets or otherwise; (ii) disclose any information not customarily disclosed to any Person concerning the Company or afford to any Person or entity access to the properties, books or Records of the Company; or (iii) cooperate with any Person to make any proposal to purchase all or any part of the capital stock or Assets of the Company other than inventory or non-essential or excess assets in the Ordinary Course of business.

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(e)
Consents. Company and Holders shall use their commercially reasonable efforts to obtain on or before the Closing all consents, approvals or waivers from other parties to any Contract or other instrument or document that is necessary to perform the obligations set forth in this Agreement as listed under Schedules 5.3 and 5.4 to consummate the Transaction, or to make the representations and warranties set forth in Article V hereof true and correct in all material respects.

(f)
Shareholder Notification and Special Shareholder Meeting. The Company shall cause all Company shareholders to timely receive any notices and information statements (including any notices related to dissenter’s rights) required in order to effect the purposes of this Agreement. ADSX shall have the opportunity to review the notification prior to delivery of the same to the shareholders. The Company shall call a special meeting of the Company shareholders to be held as promptly as practicable for the purpose of voting upon this Agreement and the Transaction. The Company shall, through its Board of Directors, recommend to the Company’s shareholders adoption of this Agreement and the Transaction and approval of the foregoing matters, and shall use its best efforts to hold the special meeting as soon as practicable after the date hereof.

(g)
No Issuance of Options or Warrants. From the date hereof and until the Closing, the Company shall not issue any warrants, options or other rights to purchase or convert into capital stock of the Company, and the Company shall not issue any capital stock of the Company.

8.2.
Satisfaction of Conditions. Each party shall use its respective commercially reasonable efforts and cooperate with the others in good faith to the extent required in order to satisfy the conditions set forth in Article IX and to fully accomplish the Transaction in an expeditious fashion. No party shall take or fail to take any action within such party’s reasonable control, the effect of which would be to prevent or unreasonably delay the satisfaction of any condition to its or the other party’s obligations contained in Article IX or the consummation of this Agreement in accordance with its terms.

January 14, 2008

ARTICLE IX
CONDITIONS TO CLOSING
9.1.
Conditions Precedent to the Obligation of Company and Holders. The obligation of the Company and Holders to complete the Transaction is subject to the satisfaction (or waiver by Company) of all of the following conditions:

(a)
Representations and Warranties. The representations and warranties contained in Article VI shall be true and correct in all material respects as of and at the Closing Date with the same effect as though made on the Closing Date.

(b)
Performance of the Covenants. ADSX shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed by it prior to or on the Closing Date.

(c)
Governmental Matters. No statute, ordinance or regulation, or order or injunction of any court or administrative agency of competent jurisdiction shall be in effect that restrains or prohibits the parties hereto from carrying out the Transaction.

(d)
No Litigation Pending or Threatened. There shall be no action or proceeding pending or threatened which is reasonably likely to have a material effect on the Transaction by or before any court or governmental authority challenging the Transaction or any transaction related thereto or seeking to restrain, prevent or change the Transaction or seeking damages in conjunction with, or by reason of, the Transaction.

(e)
Approval by Company Shareholders. The shareholders of the Company shall have approved the terms of this Agreement and the Transaction by the required vote under applicable law and Company’s Articles of Incorporation and bylaws, and the shareholders of the Company shall not have exercised, or indicated any intention to exercise dissenters’ rights.

(f)
Receipt of Consents. ADSX shall have obtained all consents, approvals or waivers from other parties that are necessary to perform the obligations set forth in this Agreement to consummate the Transaction, or to make the representations and warranties set forth in Article VI hereof true and correct in all material respects.

(g)	No Adverse Change. There shall not have been any Material Adverse Effect of ADSX from the date of this Agreement through the Closing Date.

(h)	No Termination. No party to this Agreement shall have terminated this Agreement as permitted herein.

(i)	No Objection to the Additional Listing Notification. ADSX has not received notice of an objection to the Additional Listing Notification for the Stock to be issued under this Agreement from Nasdaq.

(j)
Logic Product Development Account Payable. Logic Product Development shall have consented to receiving after the Closing a monthly amount of $50,000 in payment of the remainder of the Company’s account payable to Logic Product Development after the payment obligation described under Section 10.2(j) (“Payable”) until the Payable is paid in full.

(k)	Closing Items. Company shall have received the items described in Section 10.2.

January 14, 2008

9.2.	Conditions Precedent to the Obligations of ADSX . The obligation of ADSX to complete the Transaction is subject to the satisfaction (or waiver by ADSX) of all the following conditions:
(a)
Representations and Warranties. The representations and warranties contained in Article V shall be true and correct in all material respects as of and at the Closing Date with the same effect as though made on the Closing Date.

(b)
Performance of Covenants. Company and Holders shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed by them prior to or on the Closing Date.

(c)
Governmental Matters. No statute, ordinance or regulation, or order or injunction of any court or governmental agency of competent jurisdiction shall be in effect which restrains or prohibits the parties hereto from carrying out the Transaction.

(d)
No Litigation Pending or Threatened. There shall be no action or proceeding pending or threatened which is reasonably likely to have a material effect on the Transaction by or before any court or governmental authority challenging the Transaction or any transaction related thereto or seeking to restrain, prevent or change the Transaction or seeking damages in conjunction with, or by reason of, the Transaction.

(e)	No Objection to the Additional Listing Notification. ADSX has not received notice of an objection to the Additional Listing Notification for the Stock to be issued under this Agreement from Nasdaq.

(f)
Receipt of Consents. Company and Holders shall have obtained all consents, approvals or waivers from other parties to any material Contract or other instrument or document that is necessary to perform the obligations set forth in this Agreement as listed under Schedules 5.3 and 5.4 to consummate the Transaction, or to make the representations and warranties set forth in Article V hereof true and correct in all material respects.

(g)
Approval by Company Shareholders. The shareholders of the Company shall have approved the terms of this Agreement and the Transaction by the required vote under applicable law and Company’s Articles of Incorporation and bylaws, and the shareholders of the Company shall not have exercised, or indicated any intention to exercise dissenters’ rights.

January 14, 2008

(h)
No Claim regarding Ownership of Capital Stock. There must not have been made or threatened by any Person any credible claim asserting such person: (i) is the holder or beneficial owner of, or has the right to acquire or obtain beneficial ownership of, any capital stock of the Company; or (ii) is entitled to any portion of the Purchase Consideration for the Shares.

(i)
Logic Product Development Account Payable. Logic Product Development shall have consented to receiving after the Closing a monthly amount of $50,000 in payment of the remainder of the Company’s account payable to Logic Product Development after the payment obligation described under Section 10.2(j) (“Payable”) until the Payable is paid in full.

(j)	No Adverse Change. There shall not have been any Material Adverse Effect of the Company or its Business from the date of this Agreement through the Closing Date.

(k)	No Termination. No party to this Agreement shall have terminated this Agreement as permitted herein.

(l)	Closing Items. ADSX shall have received the items described in Section 10.1.
ARTICLE X
OBLIGATIONS AT CLOSING
10.1.
Company’s and Holders’ Obligations at Closing. At Closing, the Company and Holders, as appropriate, shall execute and/or deliver to ADSX, against execution and/or delivery by ADSX of the items specified in Section 10.2:

(a)	Articles of Merger.

(b)	Copies of resolutions of the Board of Directors of the Company authorizing the Transaction and approving this Agreement.

(c)
Copies of the resolutions adopted by the shareholders of the Company authorizing the matters described in Section 9.1(e), together with a certificate from the Company’s Chief Executive Officer certifying that dissenters’ rights have not been exercised by any Company shareholder.

(d)
A certificate in the form attached hereto as Exhibit C from the Secretary of the Company certifying as to the Articles of Incorporation, the bylaws, Board resolutions authorizing the Transaction and this Agreement and shareholder resolutions authorizing the Transaction.

January 14, 2008

(e)
A certificate dated as of the Closing Date, signed by the Company’s Chief Executive Officer and by each Holder certifying that the conditions specified in Section 9.2 have been met in full and are true and correct as of the Closing Date.

(f)	Certificate of Good Standing of the Company.

(g)	Original certificates evidencing all of the Shares duly endorsed for transfer or accompanied by duly executed stock powers, substantially in the form attached hereto as Exhibit B.

(h)	A certificate from the Company’s Chief Executive Officer certifying that the Company has no indebtedness for borrowed money.

(i)
Evidence, in form and content reasonably satisfactory to ADSX, that the Holders have reimbursed the Company for all Transaction Expenses and a certificate from the Company’s Chief Executive Officer certifying such Transaction Expenses are no longer outstanding.

(j)	All necessary consents, waivers or releases as may be required to consummate the Transaction as listed under Schedules 5.3 and 5.4.

(k)
Except as to the Leased Real Property for the test facility at Hunter Farms (the “Farm Property Arrangement”), evidence, in form and content reasonably satisfactory to ADSX, that all the Leased Real Property Agreements have been terminated and no further obligation remains with the Company pursuant to such agreements. As to the Farm Property Arrangement, a certificate executed by the Company’s Chief Executive Officer certifying that there are no obligations or liabilities of the Company, currently or in the future, under such arrangement.

(l)
Evidence, in form and content reasonably satisfactory to ADSX, that the License Agreement by and between the Company and Digital Angel dated July 11, 2006 has been terminated, and a certificate executed by the Company’s Chief Executive Officer certifying that the License Agreement has been terminated and that any and all amounts owed under the License Agreement by Digital Angel have been paid in full.

(m)
A certificate dated as of the Closing Date, signed by the Company’s Chief Executive Officer and by each Holder (and as to Brattain & Associates, LLC, by each Donald R. Brattain and Brattain & Associates, LLC), certifying that neither the Company nor any Holder has any outstanding rights to receive royalty fees or similar payments from ADSX, its Affiliates or any other party relating to the Intellectual Property Rights of the Business or sale of any Company Products (excluding payments of the Merger Consideration, any indemnification obligations pursuant to Article XIII of this Agreement and any other rights pursuant to the transactions contemplated by this Agreement), and that any and all amounts owed to the Company or any Holder pursuant to such rights prior to Closing have been paid in full.

January 14, 2008

(n)	All of the source codes for all of the Company Products and Company Software Products.

(o)	Geissler’s employment agreement executed by Geissler.

(p)
Resignations from each of Company’s officers and directors and evidence that all authority of any Company officers, directors and employees with respect to all Company bank accounts have been terminated.

(q)
Noncompete/Nonsolicitation Agreements, in the form attached as Exhibit D, executed by each of the Holders other than Geissler. As to Brattain & Associates, LLC, the Noncompete/Nonsolicitation Agreement shall be entered into and executed by Donald R. Brattain as an individual as well as by Brattain & Associates, LLC.

(r)	Short Form Patent Assignment, in the form attached as Exhibit E, executed and notarized by the Company.

(s)	Short Form Trademark Assignment, in the form attached as Exhibit F, executed and notarized by the Company.

(t)	Legal opinion of Fredrikson & Byron, P.A. in substantially the form attached hereto as Exhibit G.

(u)	All other certificates, Schedules, Exhibits and attachments, in completed form, which are required by the provisions of this Agreement.
10.2.	ADSX’s Obligations at Closing. At the Closing, ADSX shall execute and/or deliver to Company, against execution and/or delivery by Company of the items specified in Section 10.1;
(a)	Articles of Merger.

(b)	Copy of resolutions of ADSX’s Board of Directors authorizing the Transactions and approving this Agreement.

(c)
A certificate in the form attached hereto as Exhibit C from the Secretary or Assistant Secretary of ADSX certifying as to the Certificate of Incorporation, the bylaws and resolutions authorizing the Transaction.

January 14, 2008

(d)
A certificate dated as of the Closing Date, signed by ADSX’s Chief Executive Officer, certifying that the conditions specified in Section 9.1 have been met in full and are true and correct as of the Closing Date.

(e)	Certificate of Good Standing of the Company.

(f)	Certificate of Good Standing of the Merger Sub.

(g)	The Initial Consideration for delivery to the Holders.

(h)	All necessary consents, waivers or releases as may be required to consummate the Transaction.

(i)	Geissler’s Employment Agreement executed by ADSX or its Affiliate, as applicable.

(j)	Evidence, in a form and content reasonably satisfactory to the Holders, that ADSX or Digital Angel has paid $78,000 of the Company’s account payable to Logic Product Development.

(k)
Evidence, in form and content reasonably satisfactory to the Holders, that the License Agreement by and between the Company and Digital Angel dated July 11, 2006 has been terminated, and a certificate executed by the Digital Angel’s Chief Executive Officer certifying that the License Agreement has been terminated and there are no further liabilities or obligations of the Company thereunder.

(l)	All other certificates, Schedules, Exhibits and attachments, in completed form, which are required by the provision of this Agreement.
10.3.	Instruments. All instruments delivered at Closing shall be dated as of the Closing Date and shall be reasonably satisfactory to the party receiving the benefit thereof.
10.4.
Mutual Cooperation. Subsequent to the Closing Date, the Holders and ADSX, at the request of the other, shall each execute, deliver and acknowledge all such further instruments and documents and do and perform all such other acts and deeds as may be reasonably required to consummate the transactions contemplated by this Agreement and to carry out the purpose and intent of this Agreement.

January 14, 2008

ARTICLE XI
TERMINATION
11.1.	Termination. This Agreement and the Transactions contemplated hereby may be terminated:
(a)	By mutual consent of ADSX and all the Holders at any time.

(b)
By either party (one party being ADSX and the other party being all the Holders and the Company collectively) (if such party is not then in breach of this Agreement) if the Transaction has not been closed by the fifth day after the date of this Agreement.

(c)
By ADSX if there has been a material breach on the part of the Company or any Holder of the representations, warranties or covenants of the Company or Holders; provided that Company shall first have been provided notice of any curable breach and the Company or the Holders have failed to cure such breach within five (5) days of such notice.

(d)
By all the Holders as a single group if there has been a material breach on the part of ADSX of the representations, warranties or covenants of ADSX; provided that ADSX shall first have been provided notice of any curable breach and failed to cure such breach within five (5) days of such notice.

(e)
By ADSX if, after the date of this Agreement, there shall have been a Material Adverse Effect on the Business or prospects of the Company or if any information provided in any updated Schedule is changed, revised or new and such information has a Material Adverse Effect on the Business, or by all the Holders as a single group if, after the date of this Agreement, there shall have been a Material Adverse Effect on the business of ADSX.

(f)
By any party (one party being ADSX and the other party being all the Holders and the Company collectively) (if such party is not then in breach of this Agreement) if there has been a failure by the other party to perform or comply with any material agreement, covenant or condition herein required to be performed or complied with by such other party within the time required.

(g)	By the Holders if the Business Combination Approval and ADSX Amendment Approval have not been obtained.
11.2.
Effect of Termination. If this Agreement is terminated pursuant to Sections 11.1(a), 11.1(b), 11.1(e), 11.1(f), 11.1(g) or 11.1(h), this Agreement shall terminate and be of no further force and effect and neither ADSX, the Company, the Holders, nor any of their Affiliates, nor any of their respective directors, officers or employees, shall have any liability to any of the others pursuant to this Agreement. A termination by the non-breaching party pursuant to Section 11.1(c) or 11.1(d) shall not absolve the breaching party for any such breach or to constitute a waiver of any remedy available for such breach.

January 14, 2008

ARTICLE XII
SURVIVAL AND LIMITATIONS OF REPRESENTATIONS AND WARRANTIES
12.1.
Survival. The representations, warranties and covenants of the parties contained in Articles V, VI and VIII of this Agreement shall survive the Closing and shall expire on the earlier of (i) the last business day of the sixth (6th) full month following the Closing Date or (ii) thirty (30) days after completion of an audit of ADSX’s financial statements for a period ending after the Closing Date. The representations, warranties and covenants of the parties contained in Article IV of this Agreement shall survive Closing and shall expire upon the expiration of applicable statute of limitations. The representations, warranties and covenants of the parties contained in Section 5.35 relating to the Schedule 5.35 Patents and Schedule 5.35 Patent Liens and Section 5.36 relating to the Provisional Application No. 1 and 2006 Application shall survive Closing and shall expire upon the expiration of the Earn Out Period.

ARTICLE XIII
INDEMNIFICATION
13.1.
Indemnification by Holders. The Holders, severally but not jointly, shall, and hereby agree to defend, indemnify and hold ADSX (and its directors, officers, employees, agents, insurers, attorneys and stockholders) harmless at all times against and in respect of any Liabilities and Losses arising out of, relating to, or resulting from: (a) any breach of any representation, warranty, covenant or agreement made by the Company or any Holder in this Agreement; or (b) the nonperformance of any pre-Closing obligations to be performed on the part of the Company or a Holder under this Agreement or (c) any claim by any member, shareholder, debt holder, option holder or warrant holder of the Company that such person was entitled to receive a portion, or a greater amount, of the Merger Consideration than as specified in Schedule I or (d) the failure of the Company and the Holders to obtain assignments of the Schedule 5.35 Patents or (e) any Schedule 5.35 Patent Liens.

13.2.
Indemnification by ADSX . ADSX shall, and hereby agree to defend, indemnify and hold Holders harmless at all times against and in respect of any Liabilities and Losses arising out of, relating to, or resulting from: (a) any breach of any representation, warranty, covenant or agreement made by the ADSX in this Agreement; or (b) the nonperformance of any pre-Closing obligations to be performed on the part of the ADSX under this Agreement.

13.3.	Limitation of Indemnification.
(a)
Indemnification rights under Sections 13.1 and 13.2 shall terminate in accordance with Section 12.1 (“Indemnification Termination Date”); provided, however, that indemnification rights continue for those claims that have been duly brought against the Indemnifying Party prior to the Indemnification Termination Date.

January 14, 2008

(b)
Notwithstanding Sections 13.1 and 13.2, under no circumstances shall the Indemnifying Party be liable for consequential, special, incidental or punitive damages, and further, in the case of Sections 13.1 and 13.2, indemnifiable Liabilities and Losses shall be limited to out-of-pocket Liabilities and Losses.

(c)	For any Liabilities or Losses arising out of Sections 13.1 and 13.2, indemnification shall be capped at 9% of the Initial Consideration payable to a Holder, respectively.

(d)
Indemnification rights arising out of Sections 13.1 and 13.2 for each party (one party being ADSX and the Merger Sub collectively and the other party being all the Holders collectively) shall be subject to reaching an initial minimum aggregate obligation (“Threshold”) of Sixty Thousand Dollars ($60,000) in claims against the other party, respectively, before indemnification rights are triggered for those amounts exceeding the Threshold. If more than one claim exists in which an indemnification obligation arises, all such claims shall be aggregated to meet the Threshold. Once the Threshold is met, additional claims for which indemnification obligations arise shall not be subject to any Threshold.

(e)
For any indemnification right arising out of Section 13.1, such amounts owed by each Holder to ADSX shall be deducted solely and exclusively from any Earn Out Payments otherwise payable (pro rata among the Holders based on the Earn Out Payments to which they would otherwise be entitled), and the Holders shall not have any personal liability with respect to Section 13.1.

13.4.
Defense Against Asserted Claims. If any claim or assertion of liability is made or asserted by a party against a party indemnified pursuant to Sections 13.1 and 13.2 (“Indemnified Party”) which might give rise to a right to indemnification under this Agreement, the Indemnified Party shall with reasonable promptness, give to the Holders’ Representative, on behalf of the Holders, or the Chief Executive Officer of ADSX (“Indemnifying Party”), written notice of the claim or assertion of liability and request of the Indemnifying Party to defend the same, provided that any delay or failure to notify the appropriate person listed above shall not relieve the Indemnifying Party from any liability which it may have to the Indemnified Party except to the extent of any prejudice resulting directly from such delay or failure. The Indemnifying Party shall, within ten days, at the Indemnifying Party’s expense, assume the defense of such claim or assertion with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expense of such counsel shall be at the expense of the Indemnified Party unless (a) the employment thereof has been specifically authorized by the Indemnifying Party in writing, or (b) the Indemnifying Party has failed to assume the defense of such action, or (c) due to a conflict of interest, the Indemnifying Party’s counsel is not able to adequately represent the Indemnified Party. The Indemnifying Party shall not be permitted to enter into any settlement or compromise involving affirmative action or forbearance by the Indemnified Party unless the Indemnified Party shall have been notified in writing of the proposed settlement or compromise and shall have consented in writing thereto, which consent shall not be unreasonably withheld. The parties will cooperate with each other in the defense of any such action and the relevant records of each shall be available to the other with respect to such defense.

January 14, 2008

13.5.
Sole Remedy. The Indemnified Party’s rights to indemnification under Sections 13.1 and 13.2 shall be the sole and exclusive remedy for the Indemnified Party for any Liabilities or Losses arising out of matters that are indemnifiable thereunder. Notwithstanding anything in the foregoing, ADSX’s liability to pay Merger Consideration when due and ADSX’s (and if VeriChip becomes a party to this agreement, VeriChip’s) obligations under Article IV shall not be subject to this Section 13.5 or the limitations set forth in Section 13.3.

13.6.
Insurance. Prior to seeking indemnification under Sections 13.1 and 13.2, the Indemnified Party shall exercise reasonable good faith efforts to obtain any insurance proceeds to which it may be entitled with respect to any Liabilities or Losses incurred by such Person; provided, however, that the Indemnifying Party is not obligated to pursue any insurance company through litigation.

ARTICLE XIV
GENERAL PROVISIONS
14.1.
Publicity, Advertisement, Prior Consultation. Except with the consent of the other parties, no party shall (and each of the parties shall use its commercially reasonable efforts to assure that none of its officers, directors, employees, agents or advisors shall) publicize, advertise, announce or describe to any government authority or other third person, the terms of this Agreement, except as required by Law or as required pursuant to this Agreement. Prior to making any such public announcement, a party shall provide reasonable advance notice to the other party and provide that party the opportunity to review the announcement prior to its release.

14.2.
Severability. Any portion or provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining portions or provisions hereof in such jurisdiction or, to the extent permitted by law, rendering that or any other portion or provision hereof invalid, illegal or unenforceable in any other jurisdiction.

14.3.
Article, Section, Schedule, and Exhibit Headings. The Article, Section, Schedule, and Exhibit headings included in this Agreement are for the convenience of the parties only and shall not affect the construction or interpretation of this Agreement.

January 14, 2008

14.4.
Counterparts and Facsimile. This Agreement and any documents executed pursuant hereto may be executed in any number of counterparts and by facsimile, each one of which shall be an original and all of which shall constitute one and the same documents.

14.5.	Gender and Number. In this Agreement (unless the context requires otherwise), the masculine, feminine and neuter genders and the singular and the plural include one another.
14.6.	Expenses. Except as otherwise specifically set forth in this Agreement, the parties shall each bear their own fees and expenses incurred in connection with this Agreement and the Transaction.
14.7.
Notices. All notices given pursuant to this Agreement shall be in writing and be personally delivered or mailed with postage prepaid, by registered or certified mail, return receipt requested to the address indicated below or such other address as a party may from time to time specify in writing to the other party. If so mailed and also sent by telegram or facsimile machine, the notice will conclusively be deemed to have been received on the business day next occurring 24 hours after the latest to occur of such mailing and telegraphic or facsimile communication; otherwise, no notice shall be deemed given until it actually arrives at the address in question. The addresses to which notice are initially to be sent are as follows:

(a)	If to ADSX to:
Applied Digital Solutions, Inc.
1690 South Congress Avenue
Suite 200
Delray Beach, FL 33445
Attention: Michael E. Krawitz, Chief Executive Officer
with copies to:
Digital Angel Corporation
490 Villaume Avenue
South St. Paul, MN 55075
Attention: Patricia M. Petersen, General Counsel
Winthrop & Weinstine, P.A.
Suite 3500
225 South Sixth Street
Minneapolis, MN 55402
Attention: Phillip T. Colton, Esq.
Holland & Knight LLP
701 Brickell Avenue, Suite 3000
Miami, FL 33131
Attention: Tammy Knight, Esq.

January 14, 2008

(b)	If to the Company or the Holders’ Representative to:
Geissler Technologies Corporation
15665 Medina Road
Minneapolis, MN 55447
Attention: Randolph K. Geissler, Chief Executive Officer and President and
Donald R. Brattain
with a copy to:
Fredrikson & Byron, P.A.
Suite 4000
200 South Sixth Street
Minneapolis, MN 55402
Attention: Simon Root and Leigh-Erin Irons
14.8.
Governing Law. This Agreement is governed by and is to be construed and interpreted in accordance with the laws of the State of Minnesota, without giving effect to the conflict of law principles thereof.

14.9.
Modifications, Amendments or Waivers. Except as otherwise provided herein, provisions of this Agreement may be modified, amended or waived only by a written document specifically identifying this Agreement and signed by a duly authorized officer of each party and each Holder. No failure on the part of any party to exercise, and no delay in exercising any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.

14.10.
Remedies of Parties Cumulative. Except as otherwise expressly provided herein, the remedies of the parties hereto contained in this Agreement are cumulative with one another and with any other remedies which the parties hereto may have at law, in equity, under any agreements of any type or otherwise, and the exercise or failure to exercise any remedy shall not preclude the exercise of that remedy at another time or of any other remedy at any time.

14.11.
Assignment, Successors and Assigns. Except as provided under Section 2.6, this Agreement and the rights and obligations hereunder shall not be assignable by any party hereto without the other party’s written consent, which consent shall not be unreasonably withheld or delayed. This Agreement shall be binding upon, and inure to the benefit only of the parties hereto and their respective heirs, representatives, successors and permitted assigns of the parties hereto. In no event shall this Agreement constitute a third party beneficiary contract.

January 14, 2008

14.12.
Specific Performance. The obligations of the parties under this Agreement are unique. The parties acknowledge that it would be extremely impracticable to measure damages resulting from any default under this Agreement. Accordingly, it is agreed that a party not in default under this Agreement may sue in equity for specific performance, in addition to any other available rights and remedies.

14.13.
Joint Preparation. For purposes of construction, this Agreement has been jointly prepared by the parties and the provisions of this Agreement shall not be construed more strictly against any party hereto as a result of its participation in such preparation.

14.14.
Schedules and Exhibits. The Schedules and Exhibits referred to above are attached hereto and incorporated as an integral part of this Agreement. Schedule I may be amended in writing prior to Closing with the written consent of all parties hereto which shall not be unreasonably withheld.

At least five (5) business days prior to Closing, the Company shall deliver to ADSX any and all amendments to the Schedules necessary to update the schedules from and after the date hereof.
14.15.
Attorneys Fees. If any party to this Agreement initiates any arbitration, legal action or lawsuit against any other party relating to this Agreement, the prevailing party in such action or amount shall be entitled to receive reimbursement from the other party for all reasonable attorneys’ fees, expert fees and other costs and expenses incurred by the prevailing party in respect of such proceeding.

14.16.
Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations between the parties with respect to the subject matter hereof.

14.17.
Attorney Client Privilege. From and after the Closing Date, ADSX, and Merger Sub shall not, without the prior written consent of the Holders’ Representative, intentionally waive the attorney-client privilege with respect to the Company’s representation matters occurring prior to the Closing Date. No waiver of the Company’s attorney-client privilege is intended or affected by the Transactions contemplated by this Agreement. ADSX and Merger Sub, as applicable, agree to notify the Holders’ Representative of any demand or desire to disclose information protected by the Company’s attorney-client privilege existing immediately prior to the Closing Date (without making any disclosure of such information prior to having received the Holders’ Representative written consent).

January 14, 2008

14.18.
Approval Status. As of the date of this Agreement: (a) the ADSX Amendment Approval has been received and the amendment to ADSX’s Certificate of Incorporation was filed with the Secretary of the State of Delaware on December 26, 2007 and (b) the Business Combination Approval has been received and the Business Combination occurred on December 31, 2007

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January 14, 2008

IN WITNESS WHEREOF, this Agreement has been executed by each of the parties hereto as of the day and year first above written.

APPLIED DIGITAL SOLUTIONS, INC.

By	/s/ Joseph J. Grillo

Its	CEO

GT ACQUISITION SUB, INC.

By	/s/ Lorraine M. Breece

Its	CEO

GEISSLER TECHNOLOGIES CORPORATION

By	/s/ Randolph K. Geissler

Its	CEO

HOLDERS:
/s/ Donald R. Brattain

Donald R. Brattain, who holds Shares of the Company under Brattain & Associates, LLC
/s/ Randall F. Holscher

Randall F. Holscher
/s/ Charles J. Holscher

Charles J. Holscher
/s/ Randolph K. Geissler

Randolph K. Geissler